UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FARO Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 29, 2014

April 15, 2014

To our shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of FARO Technologies, Inc. (the “Company”) on May 29, 2014, at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746. At the meeting, shareholders will vote on the following matters:

1.	the election of three directors, Stephen R. Cole, Marvin R. Sambur, Ph.D., and Jay W. Freeland, to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2017;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2014;

3.	a non-binding resolution to approve the compensation of our named executive officers;

4.	the approval of our 2014 Incentive Plan;

5.	the approval of the material terms of performance goals for purposes of Code Section 162(m); and

6.	any other business that may properly come before the meeting or any postponements or adjournments of the Annual Meeting.

Holders of record of FARO common stock at the close of business on April 3, 2014 are entitled to vote at the Annual Meeting.

Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the proxy card and mail it as soon as possible in the envelope provided, or vote by telephone or the Internet according to the instructions on your proxy card. Even if you return a proxy card or vote by telephone or the Internet, if you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you would like to do so.

Thank you for your continued support.

By Order of the Board of Directors

JAY W. FREELAND
President and Chief Executive Officer

FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2014 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FARO Technologies, Inc. (the “Company”) for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 29, 2014, at 9:00 a.m., Eastern time, at the Company’s principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746, and at any adjournment or postponement of the Annual Meeting. The Company’s telephone number at its principal executive offices is (407) 333-9911.

This Proxy Statement and the accompanying proxy card, together with the Company’s Annual Report to Shareholders, is first being mailed on or about April 18, 2014 to shareholders entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on May 29, 2014.

This Proxy Statement and a proxy card, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our 2013 Annual Report, are available at: www.faro.com/proxyvote.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following matters:

1.	the election of three directors, Stephen R. Cole, Marvin R. Sambur, Ph.D., and Jay W. Freeland, to the Board of Directors to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2017;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2014;

3.	a non-binding resolution to approve the compensation of our named executive officers;

4.	the approval of our 2014 Incentive Plan; and

5.	the approval of the material terms of performance goals for purposes of Code Section 162(m).

Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders. A brief report by members of management on the Company’s 2013 performance will follow the Annual Meeting.

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you owned shares of FARO Technologies, Inc. common stock on the record date, April 3, 2014. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision.

What is a proxy?

A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board of Directors has designated two of our officers, Jay Freeland, our President and Chief Executive Officer, and Jody Gale, our Senior Vice President, General Counsel and Secretary, as proxies for the Annual Meeting.

Who is entitled to vote?

Holders of our common stock outstanding as of the close of business on April 3, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Who can attend the Annual Meeting?

All holders of shares of stock of FARO Technologies, Inc., or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name,” you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting. Shareholders also must present a form of personal photo identification to be admitted to the Annual Meeting.

How many shares must be present to hold the meeting?

A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 17,233,558 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are represented, in person or by proxy at the meeting, may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.

How many shares must be present to consider each matter at the Annual Meeting?

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a specific proposal will constitute a quorum for that proposal. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions will be counted as present for the purpose of determining whether the quorum requirement is satisfied for all proposals at the Annual Meeting. If your shares are held in street name and you do not provide voting instructions to your bank or broker, your shares will not affect the determination of whether a quorum exists for proposals 1, 3, 4, or 5, but your shares will be counted as present for the purpose of determining whether the quorum requirement is satisfied for proposal 2.

What is the effect of not voting?

If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:

•	FOR the election of Stephen R. Cole, Marvin R. Sambur, Ph.D., and Jay W. Freeland to the Board of Directors;

•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2014;

•	FOR the approval of the compensation of our named executive officers;

•	FOR the approval of our 2014 Incentive Plan; and

•	FOR the approval of the material terms of performance goals for purposes of Code Section 162(m).

If you are a registered shareholder and you do not vote, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your un-voted shares will not affect the outcome of any proposal.

If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors, Proposal 3—Advisory Vote on Executive Compensation, Proposal 4—Approval of 2014 Incentive Plan, or Proposal 5—Approval of Material Terms of Performance Goals for Code Section 162(m) Purposes, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.

Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.

How do I vote?

If you own shares registered directly with the Company’s transfer agent on the close of business on the Record Date, you may vote:

•	over the Internet, through the website shown on your proxy card;

•	by telephone, by calling the number shown on your proxy card; or

•	by mailing your signed proxy card in the enclosed envelope.

If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.

If you are a registered shareholder and you attend the Annual Meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or proxy from their record holder to do so.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•	voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 28, 2014;

•	giving written notice of your revocation to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or

•	voting in person at the Annual Meeting.

Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.

If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.

What are the Board’s recommendations on the proposals?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of the three nominees for director, Stephen R. Cole, Marvin R. Sambur, Ph.D., and Jay W. Freeland, each with a three-year term expiring at the Annual Meeting of Shareholders in 2017;

Proposal 2—FOR ratification of Grant Thornton LLP as our independent registered public accounting firm for 2014;

Proposal 3—FOR the approval of the compensation of our named executive officers;

Proposal 4—FOR the approval of the 2014 Incentive Plan; and

Proposal 5—FOR the approval of the material terms of performance goals for purposes of Section 162(m).

What vote is required to elect the director nominees?

The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the three nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes on the election of directors will have no impact on either the determination of a quorum or the outcome of the election.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

How many votes are required to approve the advisory vote on the compensation of the Company’s named executive officers?

The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.

How many votes are required to approve the 2014 Incentive Plan?

The approval of the 2014 Incentive Plan requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.

How many votes are required to approve the material terms of performance goals for purposes of Section 162(m)?

The approval of the material terms of performance goals for purposes of Section 162(m) requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.

Are there any other items to be discussed during the Annual Meeting?

The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Co. will count the vote and will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The Company will bear the cost of soliciting proxies. Arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of the shares, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.

Will I receive a copy of the annual report?

We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as our 2013 Annual Report, with this Proxy Statement. You may also obtain a copy by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com, by accessing www.faro.com/proxyvote or by accessing the Securities and Exchange Commission’s (“SEC”) EDGAR database at www.sec.gov. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our 2013 Annual Report are not incorporated by reference into this Proxy Statement and are not considered proxy soliciting material.

Where can I find Corporate Governance materials for the Company?

The Company’s Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the Charters for the Audit, Operational Audit, Compensation, and Governance and Nominating Committees of the Company’s Board of Directors are published on the Company’s website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 1, THE ELECTION OF STEPHEN R. COLE, MARVIN R. SAMBUR, Ph.D., AND JAY W. FREELAND, TO THE BOARD OF DIRECTORS.

The Board of Directors is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of seven members. Three directors have terms that expire at this year’s Annual Meeting, two directors have terms that expire at the 2015 Annual Meeting of Shareholders, and two directors have terms that expire at the 2016 Annual Meeting of Shareholders.

The Company does not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.

The three nominees for director, Stephen R. Cole, Marvin R. Sambur, Ph.D., and Jay W. Freeland, currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2017 Annual Meeting of Shareholders. The remaining four directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below.

Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. Shares voted by the accompanying proxy card will be voted “FOR” Stephen R. Cole, Marvin R. Sambur, Ph.D., and Jay W. Freeland, unless the proxy card is marked to withhold authority or to vote for alternative candidates. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election.

The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below:

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Stephen R. Cole	62	2000	2017	Director and Nominee
Marvin R. Sambur, Ph.D.	68	2007	2017	Director and Nominee
Jay W. Freeland	44	2006	2017	Director and Nominee

Stephen R. Cole has been a director of the Company since 2000 and has served as Lead Director since 2005. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation, which was then a NYSE listed company, providing global financial advisory and investment banking services. Duff & Phelps went private in April 2013. From June 2010 to May 2013, Mr. Cole was President of Duff & Phelps Canada Limited and since May 2013 has been a Senior Advisor to Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He is currently a director and an advisory committee member to several private companies. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a TSX listed company, where he also served as chairman of the audit committee. Mr. Cole has also held a position as an advisory committee member or director of various private companies and charitable and professional organizations, including Bosa Group, GPX International Tire Corporation, Enterprise Capital LP II, The Canadian Institute of Chartered Business Valuators, Quetico Foundation, Nature Conservancy of Canada (Ontario Division), UJA Federation and Foundation and past Chairman of The Baycrest Centre.

Relevant experience and skills: mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance.

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of ITT Defense, a $2+ billion group with over 10,000 employees. From 2001 until 2005, Dr. Sambur served as Assistant Secretary of the United States Air Force for Acquisition and Research. In this position, Dr. Sambur formulated and executed a $220 billion Air Force investment strategy to acquire systems and support services. Dr. Sambur currently holds the position of Professor of the Practice at the University of Maryland’s Clark School of Engineering and recently retired as the President and CEO of the premier global defense/aerospace consulting company, Burdeshaw Associates. Dr. Sambur previously served on several Government Advisory Boards, including the U.S. Air Force Scientific Advisory Board and the National Academy of Science AF Study Board. Dr. Sambur received a Ph.D. from MIT in Electrical Engineering. Dr. Sambur has had over 100 papers published in referred journals on signal processing and Systems Engineering, and he developed the Systems Engineering Master’s program for The Clark School of Engineering at the University of Maryland.

Relevant experience and skills: senior operations and engineering management, high level executive and financial management, research and development management, government acquisitions management, international negotiations.

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006 and as a director since February 2006. Mr. Freeland served as President and Co-Chief Executive Officer of the Company from January 2006 to December 2006 and as President and Chief Operating Officer of the Company from November 2004 to January 2006. Mr. Freeland began his career at General Electric in its financial management program in 1991, spent four years on GE’s corporate audit staff and served in financial, business development, strategic planning, sales and operational management roles of increasing responsibility at GE, including General Manager of Business Development, General Manager of Customer Quality, General Manager of Strategic Initiatives, VP of Sales and Marketing, and President of the Energy Controls business, until 2003. Mr. Freeland holds a Bachelor of Arts in Economics from Union College, Schenectady, New York.

Relevant experience and skills: executive and financial management, international operations, business development, strategic planning.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Lynn Brubaker	56	2009	2015	Director
Simon Raab	61	1982	2015	Director
John Caldwell	64	2002	2016	Director
John Donofrio	52	2008	2016	Director

Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 30 years’ experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has 16 years of Board experience and eight years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy, business development, go-to-market approach, sales and marketing, customer management, organizational design, manufacturing approach, talent assessment, and executive coaching. She is currently a director of Hexcel, a New York Stock Exchange-listed company in leading advanced materials and technology, and The Nordam Group, a private aerospace company in high technology manufacturing and repair. Ms. Brubaker also served on the board of directors of Force Protection, Inc., a NASDAQ-listed developer and manufacturer of military survivability technology from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, retiring as Vice President and General Manager—Commercial Aerospace for Honeywell International, a position she held from 1999 to 2005. Ms. Brubaker held a variety of management positions with McDonnell Douglas, Northwest Airlines, and ComAir. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

Relevant experience and skills: sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, audit, nominating and compensation committee experience.

Simon Raab is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Mr. Raab served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Mr. Raab also serves as a director of Cynvenio Biosystems, Inc. and True Vision Systems, Inc. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.

Relevant experience and skills: executive management, mechanical engineering, physics.

John E. Caldwell has been a director of the Company since 2002. In March 2010, Mr. Caldwell retired as President and Chief Executive Officer and from the board of directors of SMTC Corporation, a publicly held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange. Mr. Caldwell had served as a President and CEO and as a director of SMTC since 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board from October 2002 to September 2003, in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001, and in CAE Inc., a provider of simulation technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of 11 public companies. Also, for the past several years, Mr. Caldwell has been a lecturer on board oversight responsibility for enterprise risk as part of an accredited board of director education program through McMaster University in Canada and separately is an instructor on board risk oversight for the Institute of Corporate Directors in Canada. Mr. Caldwell has been a director of Advanced Micro Devices, Inc., an innovative semiconductor provider, since 2006 and of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell has also served on the board of directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell holds a Bachelor of Commerce degree and is a Chartered Professional Accountant.

Relevant experience and skills: executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance, audit committee experience.

John Donofrio has served as a director of the Company since January 2008. Mr. Donofrio currently serves as Vice President, General Counsel and Secretary of Mars, Incorporated. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc. from October 2009 until February 2013. Prior to joining Shaw, Mr. Donofrio was Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation, a global automotive supplier, a position he held from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell, Mr. Donofrio was Vice President of Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.

Relevant experience and skills: legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, government regulation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role and Risk Oversight of the Board of Directors

The Board provides general oversight and direction for the Company, monitors the Company’s performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):

•	Reviews and approves operating, organizational, financial and strategic plans;

•	Reviews the Company’s operational, financial and strategic performance;

•	Oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;

•	Oversees the Company’s global risk management framework;

•	Establishes corporate governance standards;*

•	Selects, evaluates and compensates the Company’s executive officers, including the Chief Executive Officer;

•	Oversees and evaluates senior management performance and compensation; and

•	Plans for effective development and succession of the Chief Executive Officer and senior management.

*In 2010, the Board of Directors adopted Corporate Governance Guidelines, which are available on the Company’s website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.”

In its oversight of the Company’s global risk management, the Board reviews the overall risk exposure of the Company and discusses with management the Company’s risk assessment, including management’s efforts to identify, monitor, control and report risk exposure. As part of its review of the Company’s strategic plans, the Board considers the operational and financial risks, political and regulatory risks, and employment and labor risks of its global business operations. In addition, specific Company risks are from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.

Each Board committee is also responsible for reviewing the Company’s risk exposure with respect to the committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each independent Board member, other than the Chairman, is a member of each Board committee. This helps to ensure that each independent Board member is fully informed and better able to contribute to the Oversight Functions. The Chairman is an invited guest to all Board committee meetings.

The Audit Committee focuses on significant risks associated with financial exposures. The Compensation Committee particularly reviews risks related to the Company’s compensation policies and practices. The Operational Audit Committee focuses on significant risks associated with the Company’s operational performance.

Leadership Structure of the Board of Directors

Simon Raab, one of the Company’s founders and its past Chief Executive Officer, currently serves as Chairman of the Board and is an independent director. The independent members of the Board have elected Stephen Cole, another independent director, to serve as the Lead Director. Jay W. Freeland, the Company’s current Chief Executive Officer, also serves as a director.

The Chairman of the Board, the Lead Director and the Chief Executive Officer set the agenda for Board meetings with input from all other directors. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

The Chairman of the Board and the Lead Director together set the schedule of Board meetings; facilitate information flow and communication between the independent directors and Company management; coordinate the activities of the other independent directors; together with the Governance and Nominating Committee, provide advice to the Board and Company management with respect to corporate governance and recommend to the Board membership of Board committees; recommend the retention of Board consultants; together with the Compensation Committee and the Board, evaluate the performance of the Chief Executive Officer; and perform such other duties and responsibilities as the Board of Directors from time to time determines.

As earlier noted, executive sessions of independent directors are held at each regularly scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The Lead Director, with input from the Chairman of the Board, prepares the agenda for executive sessions of the independent directors, although all independent directors are invited to raise any matters for discussion. The Lead Director presides over the executive sessions of the independent directors.

We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the independent directors to effectively oversee Company management and key issues related to strategy, risk and integrity. The current Board structure also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session.

Director Independence

We are required to comply with the listing standards, including the corporate governance rules, of the NASDAQ Stock Market (“NASDAQ”). NASDAQ rules require the Board of Directors to be comprised of a majority of independent directors, as that term is defined by the NASDAQ Marketplace Rules.

The Board of Directors has affirmatively determined that Lynn Brubaker, John Caldwell, Stephen Cole, John Donofrio, Simon Raab, and Marvin Sambur are independent directors, as defined by the NASDAQ Marketplace Rules. The Board of Directors has determined that Mr. Freeland is the only director who is not independent, because he is the President and Chief Executive Officer of the Company.

Board Meetings and Committees

The Board of Directors held 5 meetings during 2013. All of our directors attended at least 75% of the applicable meetings of the Board and of the Committees on which they served during 2013. In addition, the independent directors met in executive session without the presence of management on the occasion of each full Board meeting in 2013. While the Company has not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person, and all of the Company’s current directors attended the 2013 Annual Meeting of Shareholders in person. We also expect that each of our directors will attend the 2014 Annual Meeting of Shareholders in person.

The Board of Directors has four standing committees: an Audit Committee, an Operational Audit Committee, a Compensation Committee, and a Governance and Nominating Committee.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Operational Audit Committee	Compensation Committee	Governance and Nominating Committee
Lynn Brubaker John Caldwell* Stephen Cole John Donofrio Marvin Sambur	Lynn Brubaker John Caldwell Stephen Cole John Donofrio Marvin Sambur*	Lynn Brubaker John Caldwell Stephen Cole* John Donofrio Marvin Sambur	Lynn Brubaker John Caldwell Stephen Cole John Donofrio* Marvin Sambur

*	Committee Chairman

Audit Committee

The Audit Committee held 4 meetings during 2013. In addition to its formal meetings, members of the Audit Committee met in executive session, without the presence of management, at all quarterly meetings during 2013 and separately with the Company’s external and internal auditors.

The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.

The Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•

provide oversight regarding the Company’s accounting and financial reporting process, system of internal control, external and internal audit process, and the Company’s process for monitoring compliance with laws and regulations;

•	review the independence and qualifications of the Company’s independent public accountants and the Company’s financial policies, control procedures and accounting staff;

•	review and make appropriate enquiry of budgeted materials, including comparison of actual to budgeted results;

•	appoint and retain the Company’s independent public accountants;

•	review and approve the Company’s financial statements and other regulatory filings; and

•	review transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

Operational Audit Committee

The Operational Audit Committee met 4 times in 2013. The Operational Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” The objective of the Operational Audit Committee is to provide operating insight to the Board so as to better enable the directors to discharge the Oversight Functions of the Board. The Operational Audit Committee is responsible for reviewing the Company’s operational performance against certain predetermined metrics. The Operational Audit Committee focuses on improving both the Company’s short and long-term operating performance. In addition, the Operational Audit Committee meets with executives and department directors to review progress against operational goals and reports to the Board of Directors.

Compensation Committee

The Compensation Committee held 3 meetings during 2013. In addition to its formal meetings, the Chairman and other members of the Compensation Committee met frequently throughout 2013 and in the first quarter of 2014 among themselves without the presence of management, as well as with the Compensation Committee’s advisors, the Chairman of the Board, and the Chief Executive Officer, to examine management development, to approve senior management objectives, to set executive compensation for 2013 and 2014, to evaluate the performance of all officers at the Vice President level and above, to make bonus and equity incentive award determinations in respect of individual and Company performance objectives and results, to discuss and decide senior management development objectives and related matters and other compensation and employment matters, including specific review of the performance of the CEO and his compensation.

Each of the Compensation Committee members qualifies as independent for Compensation Committee membership, as defined in the NASDAQ rules, Rule 16b-3 of the Exchange Act, and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” As discussed in its charter, the Compensation Committee recommends to the full Board for approval the Company’s executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with the Company’s overall strategy, including enhancement of shareholder value. Although the Compensation Committee reviews annually and determines the CEO’s compensation, it works with the Chairman of the Board and the Chief Executive Officer in evaluating the performance of all other officers at the Vice President level and above and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above. The Compensation Committee maintains final authority in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation policy objectives.

The Compensation Committee’s duties and responsibilities include, among other things:

•

oversight of the Company’s equity incentive plans, including reviewing and approving equity grants to officers at the Vice President level and above, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;

•	oversight of the Company’s management succession plan, including succession for the CEO position;

•	advising on selection of certain executive officer positions with the Company;

•	establishing the terms of all executive severance and change in control benefits;

•

reviewing and approving on an annual basis long- and short-term corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and, without the input or participation of the CEO, recommending to the Board the overall compensation levels for the CEO based on such evaluation;

•

reviewing and approving, with the recommendation of the CEO, the annual base salaries, annual incentive opportunities and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President level employees;

•	reviewing and monitoring all compensation and significant benefit plans that affect all employees;

•	reviewing and approving the compensation of non-employee directors;

•	reviewing and discussing with management the Compensation Discussion and Analysis that is included in the Company’s proxy statement for its annual meeting of shareholders; and

•	preparing the report of the Compensation Committee for inclusion in the proxy statement.

The Compensation Committee may delegate its authority to grant awards under the Company’s 2009 Equity Incentive Plan (the “2009 Equity Plan”) to the Company’s executive officers. The Compensation Committee has delegated its authority to the Company’s President and Chief Executive Officer, subject to the parameters discussed below, to grant stock-based awards under the 2009 Equity Plan to newly hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by the Company’s President and Chief Executive Officer are subject to the following parameters, among others, established by the Compensation Committee: (i) the President and Chief Executive Officer may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees”, or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and Chief Executive Officer will be subject to all of the terms and conditions of the 2009 Equity Plan; and (iii) the President and Chief Executive Officer must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.

The Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting and other advisors at the Company’s expense. Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) to advise it on compensation matters. In performing its services, Pearl Meyer reports to and is instructed by the Compensation Committee. For more information regarding Pearl Meyer’s services during 2013, see “2013 Director Compensation,” beginning on page 18 of this Proxy Statement and “Compensation Discussion and Analysis,” beginning on page 38 of this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee met 2 times in 2013. Each of the Governance and Nominating Committee members meets the definition of independence in the NASDAQ rules.

The Governance and Nominating Committee’s written charter is available on the Company’s website at www.faro.com, by first clicking “Investor Relations” and then “Leadership.” As discussed in detail in the charter, the Governance and Nominating Committee is responsible for developing, evaluating and implementing the Company’s corporate governance policies. The Governance and Nominating Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Governance and Nominating Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. The Governance and Nominating Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Governance and Nominating Committee.

The following minimum qualifications must be met by a director nominee to be recommended by the Governance and Nominating Committee:

•	each director must display high personal and professional ethics, integrity and values;

•	each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;

•

each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior level leadership in business, government, education, technology or public interest;

•	each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;

•	each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

In identifying potential Board nominees and evaluating candidates for the Board, the Governance and Nominating Committee considers the nominee’s experience, skills and qualifications. Although the Governance and Nominating Committee has not established specific goals with respect to diversity, the Governance and Nominating Committee does consider diversity in identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.

Annually, the Governance and Nominating Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, skills and qualifications expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Governance and Nominating Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Governance and Nominating Committee determines that adding or replacing a director is advisable, the Governance and Nominating Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, the Company’s Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Governance and Nominating Committee of the change and offer to submit his or her resignation.

A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under the Company’s bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Rule 404 of Regulation S-K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate were a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (A) their names and addresses, (B) the class and number of shares of the Company’s stock beneficially owned by them, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of Company stock, and (D) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to the percentage of the Company’s shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination.

Compensation Committee Interlocks and Insider Participation

During 2013, Lynn Brubaker, John Caldwell, Stephen Cole, John Donofrio, and Marvin Sambur served as members of the Compensation Committee. None of the Compensation Committee members was, during 2013 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2013, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s) designated on such communication.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of the Company’s employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on the Company’s web site at www.faro.com or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2013 DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by each of the Company’s non-employee directors during the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($)		Total ($)
Lynn Brubaker	87,500	80,000	—		167,500
John E. Caldwell	97,500	80,000	—		177,500
Stephen Cole	112,500	97,500	—		210,000
John Donofrio	92,500	80,000	—		172,500
Simon Raab	110,000	130,000	21,203	(4)	261,203
Marvin R. Sambur, Ph.D.	92,500	80,000	—		172,500

(1)	Includes cash retainers earned by each non-employee director during the year ended December 31, 2013.

(2)	Reflects the grant date fair value of stock awards granted in 2013, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards is based upon the quoted market value of the underlying common stock on the grant date.

(3)	As of December 31, 2013, our non-employee directors held the following aggregate number of stock options and shares of restricted stock:

Name	Stock Awards (#)	Options (#)
Lynn Brubaker	2,180	—
John E. Caldwell	2,180	—
Stephen Cole	2,657	—
John Donofrio	2,180	—
Simon Raab	3,542	—
Marvin R. Sambur, Ph.D.	2,180	—

The following table shows the shares of restricted stock awarded to each director on May 24, 2013, and the aggregate grant date fair value for each award:

Name	Restricted Stock Awards (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	2,180	80,000
John E. Caldwell	2,180	80,000
Stephen Cole	2,657	97,500
John Donofrio	2,180	80,000
Simon Raab	3,542	130,000
Marvin R. Sambur, Ph.D.	2,180	80,000

(4)	In recognition of his former service with the Company, the Company pays both the employer and employee portions of the premiums for Mr. Raab and his eligible dependents to participate in certain Company group health and welfare plans. The number in the table reflects the actual cost to the Company of providing this benefit during 2013.

Terms of Director Compensation Program

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. In the fall of 2012, the Compensation Committee engaged Pearl Meyer to conduct a competitive market study of director compensation. The study was delivered in October 2012. Based on the results of the 2012 study, the Compensation Committee approved certain changes to the Company’s director compensation program, effective January 1, 2013, with a view to the following:

•	encouraging meetings and discussion without the concern for there being an incremental cost to the Company on each occasion;

•	simplifying the compensation model and aligning with best practices as recommended by the Pearl Meyer 2012 study; and

•	generally maintaining the compensation cost model for both 2013 and 2014.

The aggregate cost of Board compensation in 2012 was $876,875 and, at the time the Compensation Committee approved the changes to the compensation program, the aggregate cost for 2013 was anticipated to be $1,140,000. Based on the Pearl Meyer market study, the Compensation Committee determined that the increased cost was reasonable. In approving such changes, the Compensation Committee also considered the active nature of our Board, as well as its intent that the new compensation levels remain the same through 2014. The actual aggregate cost of Board compensation in 2013 was $1,161,203.

	2013	2012
Annual Cash Retainer:	$60,000	$20,000
Additional Annual Retainers:
Governance and Nominating Committee Chairperson	$10,000	$5,000
Operational Audit Committee Chairperson	$10,000	$5,000
Audit Committee Chairperson	$20,000	$10,000
Compensation Committee Chairperson	$15,000	$7,500
Governance and Nominating Committee Non-Chair Member	$5,000	—
Operational Audit Committee Non-Chair Member	$5,000	—
Audit Committee Non-Chair Member	$10,000	—
Compensation Committee Non-Chair Member	$7,500	—
Lead Director	$35,000(a)	Same
Chairman	$100,000(a)	$60,000(a)
Meeting Fees	—	$1,875 per in-person meeting or per telephonic meeting with a duration of one hour or more $1,250 per telephonic meeting with a duration of one hour or less
Initial Equity Grant	$100,000(b)	Same
Annual Equity Grant	$80,000(c)	$70,000(c)

(a)	Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of the Company’s common stock on the date of grant. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or Chairman’s, as applicable, continued membership on the Board as of such date.

(b)	Upon election to the Board, each non-employee director will receive shares of restricted stock with a value equal to $100,000, calculated by using the closing share price on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.

(c)	On the day following the annual meeting of shareholders, each non-employee director receives shares of restricted stock with a value equal to that indicated in the above chart, calculated by using the closing share price on the day following the annual meeting of shareholders. The annual restricted stock grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.

Mandatory Board of Director Stock Ownership and Holding Periods

Effective in 2009, the Company’s non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of the Company’s common stock with an aggregate value of $100,000. The ownership requirement may be satisfied through holdings of equity awards granted by the Company, the values of which are calculated based on the grant date value of the equity awards, and/or shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of the Company’s common stock on the purchase date. Also, each non-employee director must hold shares of the Company’s common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier. In 2012, the Board amended the holding period requirement to permit sales by non-employee directors to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2013, all of the Company’s directors were in compliance with the minimum share ownership guidelines.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements for the fiscal years ended December 31, 2013 and 2012. The Audit Committee has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014.

Representatives of Grant Thornton LLP will be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.

Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2013 and 2012, and fees for other services rendered by Grant Thornton LLP during those periods.

	2013	2012
Audit fees(1)	$1,487,648	$1,244,974
Audit related fees(2)	27,442	27,442
All other fees	—	—

Total fees	$1,515,090	$1,272,416

(1)	Audit fees for 2013 increased from 2012 primarily due to the additional auditing work resulting from recent changes in auditing standards and increased statutory audits required internationally in 2012. Audit fees consist of audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of the Company’s internal control over financial reporting and statutory audits required internationally.

(2)	Related to the audit of the Company’s employee benefit plan.

The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2013 and 2012 is consistent with maintaining the independence of Grant Thornton LLP.

Pursuant to the Audit Committee charter, the Audit Committee pre-approved all such services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE

Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.

The Audit Committee has:

(1) reviewed and discussed the Company’s audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board;

(3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee also considered the impact of non-audit services on the auditor’s independence.

The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.

Lynn Brubaker, Audit Committee Member

John Caldwell, Audit Committee Member (Chair)

Stephen Cole, Audit Committee Member

John Donofrio, Audit Committee Member

Marvin Sambur, Audit Committee Member

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the Company’s executive compensation program and practices. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of the Company’s executive compensation program and practices.

The Board is asking our shareholders to vote “FOR” the following non-binding resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of the Company’s compensation policies and practices.

The Board of Directors has determined, in line with the recommendation of the Company’ shareholders, to have an annual advisory vote on the compensation of the Company’s named executive officers. Accordingly, the next advisory vote on executive compensation will occur at the Company’s Annual Meeting of Shareholders in 2015.

PROPOSAL 4

APPROVAL OF THE

FARO TECHNOLOGIES, INC. 2014 INCENTIVE PLAN

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 4, THE APPROVAL OF OUR 2014 INCENTIVE PLAN.

We are asking our shareholders to approve the FARO Technologies, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”) to replace the 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan is the only plan under which equity-based compensation may currently be awarded to our employees and directors. As of April 3, 2014, there were 780,043 shares of common stock remaining available for the grant of equity awards under the 2009 Plan. In order to enable the company to continue offering meaningful cash-based and equity-based incentives to key employees and non-employee directors, our Board of Directors believes that it is both necessary and appropriate to increase the number of shares of our common stock available for these purposes. At the same time, our Board of Directors believes that this provides a good opportunity to modernize the plan design by incorporating current compensation best practices in a replacement plan. As a result, on April 15, 2014, our Board of Directors approved and adopted the FARO Technologies, Inc. 2014 Incentive Plan, subject to approval by the shareholders at the Annual Meeting. If this proposal is approved, the maximum number of shares reserved for issuance under the 2014 Incentive Plan will be 1,200,000 shares plus (i) the number of shares that remain available for issuance under the 2009 Plan as of May 29, 2014 (the effective date of the 2014 Incentive Plan), and (ii) the number of shares (not to exceed 891,960) underlying awards outstanding under the 2009 Plan as of May 29, 2014 that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

If shareholders approve the 2014 Incentive Plan, no further awards will be granted under the 2009 Plan and such plan will remain in effect only so long as awards granted thereunder shall remain outstanding. We also will continue to maintain our 2004 Equity Incentive Plan until all outstanding awards thereunder are exercised or expire, but we no longer grant awards under such plan. If the 2014 Incentive Plan is not approved, the 2009 Plan will remain in effect as it existed immediately prior to the 2014 Annual Meeting (plus the material terms of the performance goals described under Proposal 5, if such proposal is approved by the shareholders at the annual meeting) and awards may continue to be made thereunder until the date of the 2019 annual meeting.

This proposal is separate from Proposal 5 to approve the material terms of the performance goals for our senior officers for purposes of Section 162(m) of the Code, which is discussed in that proposal beginning on page 33 of this Proxy Statement.

Background for the Current Share Reserve Request

Significant Historical Award Information

Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, the Company has maintained an average equity run rate of 1.6% of shares of common stock outstanding per year. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under our various equity plans and also includes shares that may be awarded under our various equity plans in the future (“overhang”).

Key Equity Metrics	2013	2012	2011
Equity Run Rate(1)	1.6%	1.5%	1.8%
Overhang(2)	9.7%	11.1%	13.0%
Dilution(3)	4.9%	5.1%	5.4%

(1)	Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted-average number of shares outstanding during the year.

(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year.

(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

Number of Shares Requested

We considered several factors in determining to request 1,200,000 shares for the 2014 Incentive Plan, including:

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Assuming shareholder approval of 2014 Incentive Plan, we anticipate that approximately 1,980,043[1] shares will be available for future grant, which includes 1,200,000 new shares requested under the 2014 Incentive Plan and 780,043 shares remaining available for grant under the 2009 Plan as of April 3, 2014. We expect this amount to last for approximately five years of awards. This estimate is based on an annual run rate of between 1.5% and 1.8%. While we believed this modeling provided a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual share usage are changes in market grant values, changes in the number of recipients, changes in our stock price, changes in the structure of our long-term incentive program, and forfeitures of outstanding awards.

•

The total overhang resulting from the share request, including awards outstanding under all of our equity plans, represents approximately 16% of the shares of common stock outstanding as of the Record Date.

Authorized Shares and Stock Price

The Company’s Articles of Incorporation, as amended, authorizes the issuance of 50 million shares of common stock. There were 17,233,558 shares of common stock issued and outstanding as of the Record Date and the closing price of a share of common stock as of that date was $53.65.

Important Provisions of the 2014 Incentive Plan

The 2014 Incentive Plan contains a number of provisions that the Company believes are consistent with the interests of the shareholders and sound corporate governance practices, including:

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No repricing of stock options or SARs. The 2014 Incentive Plan prohibits the repricing of stock options or stock appreciation rights (SARs) without shareholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award (including following a participant’s voluntary surrender of underwater stock options or SARs).

•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.

•

No liberal change-in-control definition. The change-in-control definition contained in the 2014 Incentive Plan is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•	No award may be transferred for value. The 2014 Incentive Plan prohibits the transfer of unexercised, unvested or restricted awards to independent third parties for value.

•	No Dividends on Unearned Awards. The 2014 Incentive Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.

[1]	Does not include the number of shares (not to exceed 891,960) that are subject to outstanding awards as of May 29, 2014 that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

•

Minimum Vesting. Subject to certain limited exceptions, full-value awards, options and SARs granted under the 2014 Incentive Plan will either (i) be subject to a minimum vesting period of three years for employees (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or one year for non-employee directors or (ii) be granted solely in exchange for foregone cash compensation.

•

Limitation on Amendments. No material amendments to the 2014 Incentive Plan can be made without shareholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the plan, or that would diminish the prohibitions on repricing stock options or SARs.

Summary of the Material Terms of the 2014 Incentive Plan

A summary of the material terms of the 2014 Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2014 Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Purpose. The purpose of the 2014 Incentive Plan is to promote the Company’s success by linking the personal interests of the Company’s employees, officers and directors to those of the shareholders, and by providing participants with an incentive for outstanding performance. The 2014 Incentive Plan is also intended to enhance the Company’s ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Administration. The 2014 Incentive Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will have the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any plan, program or policy for the grant of awards as it may deem necessary or advisable, including but not limited to short-term incentive programs; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2014 Incentive Plan; and make all other decisions and determinations that may be required under the 2014 Incentive Plan. Our Board of Directors may at any time administer the 2014 Incentive Plan.

Eligibility. The 2014 Incentive Plan permits the grant of incentive awards to employees, officers and directors of the Company and its affiliates as selected by the Compensation Committee. The number of eligible participants in the 2014 Incentive Plan will vary from year to year; as of April 3, 2014, the number of eligible participants was approximately 894.

Permissible Awards. The 2014 Incentive Plan authorizes the granting of awards in any of the following forms:

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options to purchase shares of our common stock, which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors);

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stock appreciation rights (SARs), which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

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restricted or deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;

•

performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2014 Incentive Plan may be granted in the form of a performance award);

•	other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants; and

•	any other right or interest relating to stock or cash.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Shares Available for Awards. Subject to adjustment as provided in the 2014 Incentive Plan, the maximum number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2014 Incentive Plan would be 1,200,000 shares plus (i) the number of shares that remain available for issuance under the 2009 Plan as of May 29, 2014 (the effective date of the 2014 Incentive Plan), and (ii) the number of shares (not to exceed 891,960) that are subject to outstanding awards as of May 29, 2014 that that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of shares that may be issued upon exercise of incentive stock options granted under the 2014 Incentive Plan shall be 1,200,000.

Share Counting. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will become available for future grants of awards under the 2014 Incentive Plan. The following shares of Common Stock may not again be made available for issuance as awards under the 2014 Incentive Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding option or SAR, or (ii) shares of common stock delivered or withheld to pay the exercise price or withholding taxes related to an outstanding award.

Limitations on Individual Awards. The maximum aggregate number of shares of our common stock subject to stock-based awards that may be granted under the 2014 Incentive Plan in any 12-month period to any one participant is as follows: options, 200,000; stock appreciation rights, 200,000 and performance-based stock awards, 200,000. The maximum aggregate amount awarded or credited with respect to cash-based awards under the 2014 Incentive Plan to any one participant in any 12-month period is $1,000,000. The maximum aggregate number of shares of our common stock subject to any award that may be granted under the 2014 Incentive Plan in any 12-month period to any one non-employee director is 200,000.

Minimum Vesting Requirements. Except in the case of substitute awards (which are awards honored or assumed, or new rights substituted for such awards, by the new employer following a change in control of the Company) and replacement awards (which are awards made to employees of companies acquired by the Company to replace incentive awards held by such employees prior to the acquisition), full-value awards (such as restricted stock, stock units, or performance awards payable in common stock), options and SARs granted under the 2014 Incentive Plan will either (i) be subject to a minimum vesting period of three years for employees (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or one year for non-employee directors or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Compensation Committee may permit acceleration of vesting of such full-value awards in the event of the participant’s death, disability or retirement, involuntary termination of employment or the occurrence of a change in control, and (ii) the Compensation Committee may grant full-value awards covering 10% or fewer of the total number of shares authorized under the 2014 Incentive Plan without these minimum vesting requirements.

Grants to Non-Employee Directors. Grants of awards to non-employee directors under the 2014 Incentive Plan will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. Accordingly, the Compensation Committee may not make discretionary grants to non-employee directors under the 2014 Incentive Plan.

Limitations on Transfer; Beneficiaries. A participant generally may not assign or transfer an award other than by will or the laws of descent and distribution. However, the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document or separate agreement with a participant governing an award: (A) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then (i) all of that participant’s outstanding awards will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of termination based upon (a) the assumed achievement of all relevant performance goals at the target level, if the date of termination occurs during the first half of the performance period, or (b) the actual level of achievement of all relevant performance goals (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the performance period, and, in either case, the awards will payout on a prorata basis, based on the length of time within the performance period that has elapsed prior to the date of termination; and (B) upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board then, as of the effective date of such change in control, (i) all of that participant’s outstanding awards will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of the change in control based upon (a) the assumed achievement of all relevant performance goals at the target level, if the change in control occurs during the first half of the performance period, or (b) the actual level of achievement of all relevant performance goals (measured as of the date of the change in control), if the change in control occurs during the second half of the performance period, and, in either case, the awards will payout on a prorata basis, based on the length of time within the performance period that has elapsed prior to the date of termination.

Discretionary Acceleration. The Compensation Committee may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested, subject to the minimum vesting requirements discussed above. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a transaction between the Company and its shareholders that causes the per-share value of the common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2014 Incentive Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the 2014 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of our outstanding common stock into a lesser number of shares, the authorization limits under the 2014 Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment. Our Board or Compensation Committee may, at any time and from time to time, terminate or amend the 2014 Incentive Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, our Board or Compensation Committee may condition any amendment on the approval of the shareholders for any other reason. No termination or amendment of the 2014 Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without shareholder approval. The exchange of an “underwater” option or SAR (i.e., an option or SAR having an exercise or base price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require shareholder approval.

Certain Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2014 Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the 2014 Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a stock appreciation right under the 2014 Incentive Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards Payable in Cash. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award payable in cash is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance-Based Compensation under Section 162(m). The 2014 Incentive Plan is designed to comply with Code Section 162(m) so that grants of market-priced options and stock appreciation rights under the 2014 Incentive Plan, and, subject to shareholder approval of the material terms of the performance goals described under Proposal 5, “Approval of the Material Terms of Performance Goals for purposes of Code Section 162(m),” performance-based awards granted under the 2014 Incentive Plan may qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap. A number of requirements must be met for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2014 Incentive Plan will be fully deductible under all circumstances. In addition, while the Compensation Committee believes it is important to preserve the deductibility of compensation under Code Section 162(m) generally, the Board and the Compensation Committee reserve the right to grant or approve awards or compensation that is non-deductible.

Code Section 409A. The 2014 Incentive Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and stock appreciation rights that comply with the terms of the 2014 Incentive Plan are generally exempt from the application of Code Section 409A. Stock units, other stock-based awards and cash-based awards that are granted in one year and payable in a later year generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Corporation or any affiliate has the right to deduct or withhold, or require a participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2014 Incentive Plan.

Benefits to Named Executive Officers and Others

As of April 3, 2014, no awards had been granted under the 2014 Incentive Plan. Other than awards to non-employee directors under the Company’s director compensation program, all awards under the 2014 Incentive Plan will be made at the discretion of the Compensation Committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups (other than non-employee directors) pursuant to the 2014 Incentive Plan in the future. Pursuant to the Company’s director compensation program, on the day following the Annual Meeting, each of our non-employee directors will receive shares of restricted stock with a value equal to $80,000, calculated by using the closing share price on the day following the Annual Meeting.

PROPOSAL 5

APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS

FOR PURPOSES OF CODE SECTION 162(M)

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 5, THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR PURPOSES OF CODE SECTION 162(M).

In this proposal, the Board is requesting that shareholders approve the material terms of the performance goals described herein, to enable the company to have a shareholder-approved arrangement under which certain cash and equity-based compensation awarded to senior officers, under either the 2009 Equity Incentive Plan or the 2014 Incentive Plan, until the date of the 2019 annual meeting may qualify as performance-based compensation for purposes of Section 162(m) of the Code.

If both this Proposal 5 and Proposal 4 are approved by shareholders at the 2014 Annual Meeting, no further awards will be made under the 2009 Equity Incentive Plan and all future cash-based and equity-based performance awards will be made under the 2014 Incentive Plan, until a successor plan is adopted and approved by the company’s shareholders. If this Proposal 5 is approved but Proposal 4 to approve the 2014 Incentive Plan is not approved, the 2009 Equity Incentive Plan (plus the performance goals approved in this Proposal 5) will continue until the date of the 2019 annual meeting, after which no further awards may be made under the 2009 Equity Incentive Plan. If neither Proposal 4 nor this Proposal 5 is approved, performance awards may still be granted under the 2009 Equity Incentive Plan, but certain awards to executive officers made after the date of the 2014 Annual Meeting may no longer be fully tax deductible to the company.

Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on criteria approved by shareholders). One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by shareholders every five years. In accordance with Section 162(m), the material terms that the shareholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the company may qualify as performance-based compensation for purposes of Section 162(m). However, there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m).

The performance goals pertain to the following forms of compensation that may be awarded to the senior officers of the Company during the next five years under the 2009 Equity Incentive Plan or, if approved under Proposal 4, the 2014 Incentive Plan (as applicable, the “LTIP”) (1) performance-based awards payable in cash; (2) performance-based awards payable in common stock, including for example performance-based restricted stock or restricted stock units; and (3) dividends or dividend equivalents earned on performance-based awards that are contingent on the achievement of performance goals relating to the underlying award to which such dividends or dividend equivalents relate.

Material Terms of the Performance Goals

For purposes of Section 162(m), the material terms of the performance goals for awards granted under the LTIP include: (i) the employees eligible to receive compensation; (ii) the description of the business measures on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below, and shareholder approval of this Proposal 5 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.

Eligible Employees. The Compensation Committee, as administrator of the LTIP, may grant awards to employees, officers and directors of the Company or its affiliates. The number of eligible participants in the 2014 Incentive Plan will vary from year to year; as of April 3, 2014, the number of eligible participants was approximately 894. The group of employees whose compensation would be subject to the performance goals described in this Proposal 5 would include the Company’s senior officers, including the executive officers required to file reports under Section 16 of the Securities Act of 1934. Although Section 162(m) only limits deductibility for compensation paid to the chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year, we may apply the performance goals to all senior officers in the event that any of them becomes a covered employee under Section 162(m) during the time that they hold an award described in this proposal.

Business Measures for Performance Goals. The Compensation Committee may designate any award granted under the LTIP as a qualified performance-based award potentially eligible for exemption from the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate: revenue, gross margin, EBITDA, return on equity, return on investment, return on capital employed, return on net assets, return on revenues, operating income, performance value added (as defined by the Compensation Committee at the time of selection), pre-tax profits, net income, net income per share, working capital as a percent of net revenues, net cash provided by operating activities, market price per share, total shareholder return, key operational measures, which shall be deemed to include new customer origination, customer penetration, customer satisfaction, employee safety, market share, plant utilization, cost containment, and cost structure reduction, cash flow or cash flow per share, net asset value or net asset value per share, production volume, sales growth, earnings per share, cash from operations, patent filings, and product and technology developments and improvements.

In order to meet the requirements of Section 162(m), the Compensation Committee must establish such goals within the first 90 days after the beginning of the period for which such performance goal relates (or such other time as may be required or permitted under applicable tax regulations) and the Compensation Committee may not increase any award or, except in the case of death, disability or a change in control of the Company, waive the achievement of any specified goal. The Compensation Committee may determine that any evaluation of performance will include, exclude, or otherwise equitably adjust for any events that occur during a performance period including, by way of example but without limitation, the following: asset write-downs or impairment charges; litigation or claim judgments or settlements; the effect of changes in tax laws or accounting principles affecting reported results; accruals for reorganization and restructuring programs; extraordinary nonrecurring items as described in then-current accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses. However, in order to meet the requirements of Section 162(m), in the event the Compensation Committee determines to include or exclude such unusual and nonrecurring events when measuring actual results achieved, it must do so within the first 90 days after the beginning of the period for which such performance goal relates (or such other time as may be required or permitted under applicable tax regulations). Any payment of an award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Limitations on Individual Awards. The maximum aggregate number of shares of our common stock subject to stock-based awards that may be granted under the LTIP in any 12-month period to any one participant is as follows: options, 200,000; stock appreciation rights, 200,000 and performance-based stock awards, 200,000. The maximum aggregate amount awarded or credited with respect to cash-based awards under the LTIP to any one participant in any 12-month period is $1,000,000.

Other Information

To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) deduction limit when the Compensation Committee believes that such payments are appropriate. Accordingly, even if approved by shareholders, this proposal would not limit the Company’s right to pay compensation that does not qualify as performance-based compensation for purposes of Code Section 162(m), in whole or in part.

For a description of the material terms of the 2014 Incentive Plan, see Proposal 4—Approval of the FARO Technologies, Inc. 2014 Incentive Plan.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an Annual Meeting, a shareholder must give written notice to the Company’s secretary before the meeting and comply with the terms and time periods specified in the Company’s bylaws. No shareholder has given written notice that he or she intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in the Company’s bylaws.

EXECUTIVE OFFICERS

The following table provides information regarding the Company’s executive officers:

Name	Age	Principal Position
Jay W. Freeland	44	President and Chief Executive Officer, Director
Peter G. Abram	42	Senior Vice President and Chief Financial Officer
Joseph Arezone	48	Senior Vice President, Managing Director, Asia Pacific Region
Ralf Drews	48	Senior Vice President, Managing Director, FARO Europe
Jody Gale	39	Senior Vice President, General Counsel and Secretary
Kathleen J. Hall	53	Senior Vice President, Managing Director, Americas Region

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006. Please refer to the biography of Mr. Freeland provided under the heading “Election of Directors—Nominees for Election at the Annual Meeting,” on page 8 of this Proxy Statement.

Peter G. Abram has served as Senior Vice President and Chief Financial Officer of the Company since March 2014. Prior to joining FARO, Mr. Abram was Chief Financial Officer—Phase II-IV at inVentiv Health Clinical LLC, a drug development services company in Blue Bell, Pennsylvania, since January 2013. Mr. Abram previously held the positions of Vice President—Financial Planning & Analysis at Styron, LLC, a global materials company, from December 2010 to October 2012, Senior Vice President—Strategic Financial Initiatives at MDS, Inc., a global health science company, from August 2008 to July 2010, and Senior Vice President—Chief Financial Officer at MDS Pharma from September 2005 to August 2008. Prior thereto, Mr. Abram served in financial leadership positions with PerkinElmer, Inc. from March 2001 to September 2005, General Electric Capital from August 1999 to March 2001, and Aeroquip-Vickers, Inc. from June 1994 to August 1999. Mr. Abram has over 15 years of financial officer/controller experience. Mr. Abram holds a B.S. degree in Finance from Miami University.

Joseph Arezone has served as Senior Vice President, Managing Director, Asia Pacific Region since August 2009. He previously served as FARO’s Vice President of Sales for Asia-Pacific from January 2008 to August 2009. Prior to that, Mr. Arezone was the Company’s Area Vice President of Sales for the Eastern U.S. market from July 2005 to January 2009. From February 2001 until July 2005, Mr. Arezone served as FARO’s Regional Sales Manager. Mr. Arezone serves on the board of directors of the Cleveland Film Society. He holds a Bachelor of Science in Civil Engineering from The Ohio State University and a Master of Business Administration from Cleveland State University.

Ralf Drews has served as Senior Vice President, Managing Director, FARO Europe since January 2013. Prior to joining FARO, Mr. Drews was Chief Executive Officer and Regional Manager of the Americas for Draeger Safety, Inc., a global leader in the fields of medical and safety technology, from 2008 through 2012. Mr. Drews started at Draeger as a Design Engineer in 1991. He served in roles of increasing responsibility including Project Manager R&D for Business Unit Protection, Head of International R&D for Business Unit Gas Detection and Head of Global R&D of Draeger Safety. The owner of 11 international patents, Mr. Drews earned a Masters of Engineering degree from the University of Applied Sciences in Lubeck, Germany.

Jody Gale has served as Senior Vice President, General Counsel and Secretary of the Company since February 2014. Prior to joining FARO, Mr. Gale served as Vice President and Associate General Counsel—M&A, Securities and Governance at Biomet, Inc., a medical device company, from December 2008 to January 2014. Previously, Mr. Gale was a Partner at Kirkland & Ellis LLP, where he worked from 1999 through 2008. Mr. Gale holds a Bachelor of Arts degree from Albion College in Albion, MI and a JD/MBA from Case Western Reserve University in Cleveland, OH.

Kathleen J. Hall has served as Senior Vice President, Managing Director for FARO’s Americas region since July 2013. Prior to joining FARO, Ms. Hall served as Vice President & General Manager of Avery

Dennison’s Graphics and Reflective Solutions and Performance Tapes Americas’ businesses from November 2008 to October 2012. Between October 2012 and July 2013, Ms. Hall provided independent consulting services. From 1982 to 2008, Ms. Hall held roles of increasing responsibility at E.I DuPont De Nemours & Company, ranging from operations and sourcing to sales, marketing and global business leadership. Ms. Hall holds a Bachelor of Science degree in Industrial Engineering from Lehigh University in Bethlehem, PA.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Committee has made under those programs and policies with respect to our named executive officers, and the material factors the Committee considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2013 by the following individuals, whom we refer to as our named executive officers:

•	Jay W. Freeland, our President and Chief Executive Officer,

•	Keith S. Bair, our former Senior Vice President and Chief Financial Officer*,

•	Joseph Arezone, our Senior Vice President, Managing Director, Asia Pacific,

•	Ralf Drews, our Senior Vice President, Europe, and

•	Kathleen Hall, our Senior Vice President, Managing Director, Americas.

*Mr. Bair separated from the Company effective April 4, 2014.

Executive Summary

Our Business

With more than 30,000 installations and 15,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models—or to perform evaluations against an existing model—for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites. FARO requires an executive leadership team that reflects FARO’s culture and values. The executives must be experienced and entrepreneurial in order to successfully execute business strategy and create shareholder value.

Fiscal 2013 Business Highlights

2013 was an important year for FARO. Highlights from the year include the following:

•	Record revenue.

•	Fiscal 2013 sales were $291.8 million, an increase of 6.7% compared to fiscal 2012 sales of $273.4 million.

•	Cash flow from operating activities for 2013 was $34.3 million, compared to $27.9 million in 2012.

•	Gross profit increased to $161.9 million in 2013, up from $149.6 million for 2012.

•

While net income decreased to $21.5 million for 2013 compared to $23.0 million for 2012, this decline was attributable in part to increased selling expenses and research and development expenses reflecting a planned investment in higher headcount in the sales and research and development organizations to support greater sales growth and new product development activity.

In addition, we initiated several important business developments in 2013, including the following:

•

Release of the V5 Laser Line Probe, with upgraded capability on dark and reflective surfaces while maintaining the same competitive advantages provided by FARO with respect to size, weight, ease of use and price.

•

Release of the X330 Laser Scanner, FARO’s latest generation, which includes integrated GPS and extended range to 330 meters, a critical development for serving the Architectural, Engineering and Construction market.

•	Release of FARO Scene Web Share, a cloud-based service allowing customers to share large scan files, including all associated measurement data, over a secure Internet server providing access globally.

•	A detailed review of our most critical market verticals to better understand the technologies used in those verticals that might fit strategically in the FARO portfolio.

•

Broke ground on a new facility in Exton, PA, a short distance from our existing facility in Kennett Square, PA, which will provide state of the art facilities for R&D, manufacturing and service of our Laser Tracker and 3D Imager product lines as well as service in the Americas for Laser Scanners.

In 2013, we also continued to strengthen and build our management team with the hiring of a number of senior personnel.

The Company’s Total Shareholder Return (TSR) for both the 1-year and 3-year periods is substantially above our industry group and our peer group. FARO’s 5-year TSR is substantially above our industry group and comparable to our peer group.

Fiscal 2013 Performance and Compensation

Although we consider the Company’s financial performance in 2013 to be satisfactory, the results did not meet the aggressive internal performance goals that we set for our 2013 executive compensation program. For example, the Compensation Committee selected the following internal Company performance objectives for Mr. Freeland and Mr. Bair’s 2013 short-term incentive awards.

Performance Measure	Prior Year (2012) Actual Result	2013 Goals	Current Year (2013) Actual Result
Sales Growth	7.6%	25.3%	6.7%
Gross Margin	54.7%	58.0%	55.5%
Operating Income	$31.6	$64.8	$30.2
Earnings per Share (EPS)	$1.34	$2.68	$1.25
Cash Flow From Operations after capital expenditures	$22.7	$42.2	$34.3

The Compensation Committee selected these performance metrics at the beginning of fiscal year 2013 because they are key drivers of the success of our Company. Even though the Company had a very strong TSR for 2013, the Compensation Committee did not exercise its discretion to increase the otherwise modest short-term incentive award payouts that resulted from the Company not meeting these internal goals. Accordingly, the compensation of our named executive officers was directly affected by our shortfall in achieving our internal financial performance objectives in 2013. For example:

•

The short-term incentive opportunity for named executive officers is weighted 70% to certain financial metrics and 30% to individual strategic metrics. Despite achieving strong returns for our shareholders, in light of the Company not having met its financial metrics, no portion of the 70% weighted to financial metrics was paid. The named executive officers earned short-term incentive award payouts ranging from 21.0% to 28.5% of target, reflecting achievement against the strategic metrics.

•

The number of stock options and restricted stock units granted to each named executive officer in 2013 was based upon his or her performance factor for the individual strategic and performance goals for 2012, resulting in the reduced grants reflected in the Summary Compensation Table and the Grants of Plan-Based Award Table below.

Our named executive officers did benefit at least in part from our strong TSR, as the restricted stock units granted in 2013, as well as each executive’s total stock holdings, appreciated in value commensurate with the appreciation in stock price during the year.

CEO Pay and Company Performance Alignment

Mr. Freeland’s actual short-term incentive award for 2013 performance was $47,250, representing a payout equal to 21.0% of his target award opportunity. Furthermore, 100% of his long-term incentive grant value for 2013 was granted in the form of stock options. The “in the money” value of those stock options at December 31, 2013 was $136,681, representing 20.3% of his target award opportunity. Accordingly, Mr. Freeland’s total realizable pay at December 31, 2013 was equal to 47% of his target pay opportunity for the year.

FARO 2013 CEO Pay—Target vs. Realizable at 12/31/13

	Base Salary	Short-Term Incentive		Total Cash	Long-Term Incentive		Total Direct
		% Salary	$ Value		% Salary	$ Value
2013 Target Pay[1,2]	$450,000	50%	$225,000	$675,000	150%	$675,000	$1,350,000
2013 Realizable Pay[3]	$450,000	11%	$47,250	$497,250	30%	$136,681	$633,931

Realizable % of Target	100%		21%	74%		20%	47%

[1]	Includes base salary plus the target short-term incentive opportunity plus the target long-term incentive grant value.

[2]	The CEO’s long-term incentive grant value was provided in the form of stock options, awarded in March 2013.

[3]	Includes base salary plus the actual short-term incentive paid plus the “in the money” value of the stock option grant at year end.

As discussed above under “Fiscal 2013 Performance and Compensation,” our results did not meet our high internal expectations and, despite strong TSR for 2013, the level of our CEO’s pay for 2013 did not increase. Accordingly, our CEO’s realizable pay and the Company’s one-year TSR were not directionally aligned on an absolute basis or when compared to the other companies in our peer group. This means that although our one-year TSR increased, our CEO’s realizable pay did not increase. As shown in the graph below, we are above the line on the graph below, which means that we had a higher ratio of TSR to CEO realizable pay, while the companies below the line had a lower ratio. However, we expect that there will be a strong positive correlation between our CEO’s realizable pay and our TSR over the long term.

CEO PAY AND COMPANY PERFORMANCE ALIGNMENT

FARO VS. INDUSTRY PEERS* - Using Realizable Equity Value**

Compensation Governance Highlights

The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:

•

Pursuant to a policy adopted in 2010, the Company will not offer newly-hired executives any “single-trigger” change-in-control features similar to a lump sum cash payment payable upon the occurrence of a change in control, which is currently provided in the Company’s employment agreements with Messrs. Freeland and Bair.

•	The Change-in-Control Severance Policy does not provide an excise tax gross-up for future participants who were covered by such policy as of April 9, 2010.

•	The 2009 Equity Plan prohibits cash buyouts of stock options.

•	The Company maintains a compensation clawback policy, as further described beginning on page 50 of the Compensation Discussion and Analysis.

•

Since 2008, the Company has had a stock ownership policy for its non-employee directors and executive officers, as further described on page 20 and 50 of this Proxy Statement, respectively. Among other things, this policy provides that the CEO must hold six times his base salary in Company equity.

•	Company policy prohibits hedging and limits any pledging by the Company’s directors and executive officers.

•	The Compensation Committee does not believe that the work of its compensation consultant has raised any conflicts of interest.

Executive Compensation Objectives and Philosophy

The Compensation Committee’s primary objective is to ensure that the philosophy and operation of FARO’s compensation program reinforces FARO’s culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of the shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers (together with the CEO, the “named executive officers”) and all other employees at the Vice President level and above, that is fair, reasonable and competitive. FARO’s executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives.

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. For more information regarding the Compensation Committee’s duties and responsibilities, see page 14 of this Proxy Statement.

Role of the Compensation Consultant

The Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting or other advisors, at the Company’s expense. Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners, or Pearl Meyer, to advise it on executive and outside director compensation matters. In this role, Pearl Meyer reports to and is instructed by the Compensation Committee. The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. The Compensation Committee annually considers the independence of Pearl Meyer relative to the six factors prescribed by the SEC, and has concluded that the work of Pearl Meyer as the Compensation Committee’s compensation consultant does not raise any conflict of interest.

During 2013, Pearl Meyer’s services to the Compensation Committee were primarily with respect to (i) evaluating the executive compensation program relative to best practices and the views of various proxy advisory firms, (ii) assisting with the development of the Compensation Discussion & Analysis for the proxy statement filed in connection with the Company’s 2013 Annual Meeting of Shareholders, (iii) evaluating the competitiveness and effectiveness of the outside director compensation program, and (iv) consideration of performance based long-term compensation models and comparison to the Company’s current model. A competitive review of the executive compensation program was not conducted in 2013 because such a review was completed in late 2012 and the Compensation Committee only requests such a review every other year.

Role of the Executive Officers in Compensation Decisions

Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, the Company conducts a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the CEO any equity and non-equity based awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.

The CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him, which include other named executive officers. The CEO also reviews and evaluates the recommendations made with respect to other executive officers and makes any modifications that he deems appropriate. The CEO reviews his overall findings with the Compensation Committee, including his review of the employees who report directly to him, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all officers.

Review of Peer Group Practices

The Compensation Committee reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels and remains competitive and effective. The Compensation Committee periodically engages Pearl Meyer to provide competitive market data to assist in this process and to update and advise the Compensation Committee on various executive compensation matters.

With respect to 2013 compensation decisions, the Compensation Committee referenced a competitive market study conducted by Pearl Meyer during the fourth quarter of 2012. The 2012 study was useful in understanding pay competitiveness, pay and performance alignment, and the effectiveness of the Company’s equity-based compensation programs. The following companies were selected as the peer group for the 2012 study:

Company	Ticker	SIC Industry	FYE Revenue ($mm)	Market Cap as of 7/31/2012 ($mm)	Foreign Sales %	# of Employees
MKS Instruments Inc	MKSI	Industrial Measurement Instr	$823	$1,387	52%	2,429
Coherent Inc	COHR	Lab Analytical Instruments	$803	$1,156	74%	2,309
Rofin Sinar Technologies Inc	RSTI	Misc Elec Machy, Eq, Supplies	$598	$518	74%	2,108
II VI Inc	IIVI	Optical Instruments & Lenses	$535	$1,099	—	6,195
IPG Photonics Corp	IPGP	Semiconductor, Related Device	$474	$2,642	—	2,137
MTS Systems Corp	MTSC	Meas & Controlling Dev, Nec	$467	$699	77%	2,003
GSI Group Inc	GSIG	Special Industry Machy, Nec	$366	$346	66%	1,539
Cognex Corp	CGNX	Industrial Measurement Instr	$322	$1,449	66%	919
Measurement Specialties Inc.	MEAS	Meas & Controlling Dev, Nec	$313	$459	65%	3,235
Electro Scientific Industries Inc	ESIO	Misc Elec Machy, Eq, Supplies	$254	$363	92%	627
LTX-Credence Corp	LTXC	Elec Meas & Test Instruments	$250	$287	85%	663
Nanometrics Inc	NANO	Meas & Controlling Dev, Nec	$230	$352	78%	552
Mercury Computer Systems Inc	MRCY	Cmp Integrated Sys Design	$229	$361	4%	602
Rudolph Technologies Inc.	RTEC	Industrial Measurement Instr	$187	$321	72%	564
LeCroy Corp	LCRY	Elec Meas & Test Instruments	$178	$244	68%	494
OYO Geospace Corp	OYOG	Meas & Controlling Dev, Nec	$173	$604	14%	1,008
Stratasys Inc	SSYS	Computer Peripheral Eq, Nec	$156	$1,307	—	530
Zygo Corp	ZIGO	Optical Instruments & Lenses	$150	$325	46%	537
n=18
	Average		$362	$773	62%	1,581
	Median		$284	$488	68%	964

FARO Technologies Inc	FARO	Meas & Controlling Dev, Nec	$254	$728	62%	885
Percentile			47	65	27	46

These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to FARO in terms of industry focus, global operational scope, revenue size, and market value.

When setting compensation levels, the Compensation Committee reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive plus grant date value of long-term equity awards) to approximate the median of the peer group. The peer group data, however, is not determinative of the executive’s compensation; instead, the Compensation Committee uses the peer group data as one of many inputs in its deliberations, which also includes discussions of economic and industry conditions, current and anticipated company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the Compensation Committee does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2013 Annual Meeting of Shareholders, approximately 95% of the of the votes cast by the shareholders were voted to approve the compensation of the Company’s named executive officers as discussed and disclosed in the 2013 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy shareholder support and did not make any material changes to the executive compensation program in response to the shareholder vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders. Shareholders may communicate with the Board, the Compensation Committee or individual directors regarding the Company’s executive compensation program by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the Compensation Committee or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board, the Compensation Committee or the individual director(s), as designated on such communication.

At the 2011 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of executive officers.

Executive Compensation Components

The primary components of compensation for the named executive officers in 2013 were base salary, short-term incentives in the form of annual bonus, and long-term equity incentives.

Base Salary

When setting base salaries, the Compensation Committee considers the Company’s overall financial performance and outlook and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, compensation levels of comparable positions within our peer group, and other significant contributions to the success of the Company. When setting the salaries for the executive officers other than the CEO, the Compensation Committee also considers the CEO’s recommendations and the prior performance review conducted by the CEO. The Compensation Committee’s consideration of these factors and determination of appropriate salary levels is largely subjective. The Compensation Committee approved an increase in the base salaries of each of the named executive officers to the following levels:

Name	2013 Base Salary
Mr. Freeland	$450,000
Mr. Bair	$257,094
Mr. Arezone	$150,000

Mr. Drews’s and Ms. Hall’s initial base salaries of $312,085 and $325,000, respectively, were negotiated in connection with their commencement of employment with us.

Short-Term Incentives—Messrs. Freeland, Bair and Drews and Ms. Hall

The Company’s short-term incentive opportunities provide management employees, including each of our named executive officers other than Mr. Arezone (who participates in the sales commission program described below), the opportunity for additional cash compensation based on achievement of Company financial performance goals, as well as achievement of other individual goals. These goals are established at the beginning of the year by the Compensation Committee based on input from management. These metrics are designed to align the interests of the executives with the shareholders and require the Company and each individual executive to function well in order to achieve the target incentive amount.

Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. Target award opportunities for the named executive officers (other than the CEO) are equal to 40% of their base salaries, and the target award opportunity for the CEO is equal to 50% of his base salary (or greater, in the Compensation Committee’s discretion). In determining annual awards, the Compensation Committee assigns a weighting to criteria established under two components: Company financial performance, and the aggregate of the individual strategic and operational performance components. However, the Compensation Committee retains the discretion to adjust the annual incentives on a subjective basis to ensure an equitable result, and bonuses may be reduced up to 100% based on corporate profitability.

Company Financial Performance. In 2013, seventy percent (70%) of the short-term incentive opportunity for Messrs. Freeland, Bair and Drews and Ms. Hall was based on achievement of financial performance goals. For Messrs. Freeland and Bair, the Compensation Committee selected the following Company performance objectives for 2013, with different weighting for each metric: sales growth, metrology sales growth, laser scanner sales growth, gross margin, operating income, earnings per share (EPS) and cash flow from operations. Each of these performance metrics is a key indicator of the Company’s financial performance. The Compensation Committee reviews and approves the financial performance targets, each of which is set forth below, in conjunction with the Board of Directors’ approval of the annual budget. Each of the financial performance targets is measured quarterly, and stated below on an annualized basis.

	Target	Actual
Sales growth	25.3%	6.7%
Gross margin	58.0%	55.5%
Operating income	$64.8	$30.2
EPS	$2.68	$1.25
Cash flow from operations	$42.2	$34.3

The metrics for Mr. Drews and Ms. Hall were based on the same criteria established for the Europe and Americas Regions, respectively, other than cash flow from operations and EPS.

Individual Strategic and Operational Performance. In 2013, thirty percent (30%) of the short-term incentive opportunity for Messrs. Freeland, Bair and Drews and Ms. Hall was based on achievement of individual strategic and operational goals. The Compensation Committee sets Mr. Freeland’s individual strategic and operational criteria and, together with Mr. Freeland, the individual strategic and operational criteria for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the executive toward the Company’s overall objectives for the year and the executive’s individual responsibilities. The material performance metrics for each executive for 2013 are summarized below. Within the key performance indicator group and the strategic initiatives group, each individual metric is weighted equally.

•

Mr. Freeland—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, operating income, earnings per share and cash flow). Strategic initiatives included strategic planning, customer service, global expansion, product innovation, and development of the leadership team.

•

Mr. Bair—Key performance indicators included the financial performance of the Company against predetermined objectives (revenue growth, gross margin, operating income, earnings per share and cash flow). Strategic initiatives included enterprise software integration and upgrades.

•

Mr. Drews—Key performance indicators included the financial performance of the Europe region against predetermined objectives (revenue growth, gross margin and operating income). Strategic initiatives included strategic planning, product innovation, new product releases, European expansion, and management team development.

•

Ms. Hall—Key performance indicators included the financial performance of the Americas region against predetermined objectives (revenue growth, gross margin and operating income). Strategic initiatives included new product releases and preparation for the relocation of the Kennett Square location.

In 2013, each of Messrs. Freeland, Bair and Drews and Ms. Hall achieved between 70% and 95% of their individual and strategic objectives.

Aggregate Performance Results. The Company did not achieve its internal financial performance targets for 2013. Accordingly, based on the Company’s short-term incentive plan, the Compensation Committee determined that the named executive officers would not be eligible for seventy percent (70%) of the short-term incentive. The Compensation Committee applied each executive’s individual performance factor to the remaining 30% of the target award. In addition, Ms. Hall’s annual short-term incentive award was prorated based on the number of days she was employed by the Company during 2013, in accordance with her employment agreement. As a result, the Compensation Committee awarded short-term incentives to Messrs. Freeland, Bair and Drews and Ms. Hall, as follows:

Name	2013 Target Award	2013 Actual Award	Actual Award as % of Target
Mr. Freeland	$225,000	$47,250	21.0%
Mr. Bair	$102,838	$27,766	27.0%
Ms . Hall	$65,000	$18,200	28.0%
Mr. Drews	$124,832	$35,578	28.5%

Sales Commission Program—Mr. Arezone

Mr. Arezone did not participate in the short-term incentive program because he receives commissions based on total sales in the Asia Pacific Region.

Although Mr. Arezone did not receive an award under the short-term incentive program in 2013, the Compensation Committee nonetheless established key performance indicators for him, and he received an individual review. His key performance indicators included the financial performance of the Asia/Pacific region against predetermined objectives (revenue growth, gross margin and operating income). Strategic initiatives included customer service, new product releases and management team development.

Long-Term Incentives

Our compensation program incorporates stock options and restricted stock units (RSUs) to attract, retain, engage and focus key employees for the long term and the realization of compensation objectives. We maintain two equity incentive plans—the Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”) and the 2009 Equity Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company’s shareholders. The Compensation Committee grants a mix of options and RSUs to the named executive officers, other than Mr. Freeland. Stock options are intended to promote shareholder alignment and hold executives accountable for generating shareholder return because they gain value only if the Company’s stock price increases. RSUs provide a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Pearl Meyer has advised that a mix of options and RSUs is a market competitive practice within FARO’s peer group. Consistent with the Company’s entrepreneurial philosophy, the Compensation Committee and Mr. Freeland believe that it is important that all of Mr. Freeland’s long-term incentive awards be at risk, so that his long-term goals are directly aligned with the interests of the shareholders. Accordingly, all of Mr. Freeland’s long-term incentive awards are issued in the form of stock options, and the long-term awards for Messrs. Bair and Arezone are a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively. Mr. Drews and Ms. Hall received an initial grant of stock options in connection with their commencement of employment with us, and will participate in the annual equity grant program in 2014.

Grant Guidelines. The Compensation Committee approves, upon management recommendation, the grant of stock options and RSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards. The Compensation Committee intends for the grant date value of the equity incentive awards to approximate the median of the peer group, with adjustments as necessary to suit the individual executive. With this in mind, in order to determine the number of shares subject to each award, the Compensation Committee historically has established the long-term incentive award value for each executive by (i) setting a target percentage of each executive’s base salary, and (ii) multiplying that amount by the executive’s performance factor for the individual strategic and performance goals for the prior year under the short-term incentive program. The resulting dollar value is then converted into, in the case of Mr. Freeland, a number of stock options, and, in the case of the other named executive officers, a number of stock options and RSUs. The number of stock options granted is determined using the Black-Scholes valuation model. The number of RSUs granted is based on the stock price on the date of determination.

2013 Grants. The Compensation Committee established the following target long-term award values for the 2013 grants for Messrs. Freeland, Bair and Arezone, expressed as a percentage of base salary: 150% for Mr. Freeland and 75% for Messrs. Bair and Arezone. However, 70% of the long-term award values for the 2013 grants are a function of achievement in 2012 of certain internal financial goals, which goals were not achieved. Accordingly, Messrs. Freeland and Bair were not eligible for 70% of their 2013 target long-term award opportunity. The Compensation Committee then applied each executive’s individual performance factor to the remaining 30% of the target award. Mr. Drews and Ms. Hall received an initial grant of stock options in connection with their commencement of employment and will participate in the annual equity grant program in 2014. The exercise price of all stock options is based on the closing price of the Company’s stock on the date of grant. Options granted to executives vest in three equal annual installments, provided that the grantee is employed by the Company on the vesting date. The RSUs granted in 2013 vest in three equal annual installments on each anniversary of the grant date, provided that the executive is employed by the Company on the vesting date.

Grant Policy. Beginning in 2008, the Compensation Committee established a policy to (i) grant stock options and other equity incentives for current employees annually on the second business day following the release of the Company’s fourth quarter earnings for the preceding year, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.

Employment Agreements and Change-in-Control Severance Policy

Employment Agreements. The Company has entered into employment agreements with Messrs. Freeland and Bair that provide for severance and change in control benefits. As described in greater detail in the Potential Payments Upon Termination or Change-in-Control section of this Proxy Statement, pursuant to the employment agreements, each of Messrs. Freeland and Bair are entitled to a lump sum cash payment upon the occurrence of a change in control, and severance benefits in the event of the executive’s termination without cause or resignation for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives. In addition, the change-in-control benefits are intended to retain the executives during a time of an actual or threatened change in control and ensure that the executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests. In November 2008, the Company amended the employment agreements to provide that if the surviving entity in a change-in-control transaction requests Mr. Freeland and/or Mr. Bair to remain employed by the surviving entity on substantially the same terms, the change-in-control payment will be made on the first anniversary of such change in control, provided that the executive remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period). This amendment provides an additional retention element to the change-in-control benefits provided under the employment agreements. As stated earlier in this Proxy Statement, Mr. Bair separated from the Company effective April 4, 2014 and will receive severance benefits pursuant to his employment agreement, as described in greater detail under “Potential Payments Upon Termination or Change in Control” beginning on page 54 of this Proxy Statement.

In order to promote consistency within the Company’s change-in-control arrangements, on April 2, 2009, the Compensation Committee approved an amendment to each of the employment agreements so that the change in control definition provided therein parallels the definition provided in the Change-in-Control Severance Policy described below. This amendment requires the consummation of a qualifying merger or similar transaction, rather than shareholder approval of the transaction, in order to constitute a change in control, and excludes from the definition of change in control any sales of substantially all of the Company’s assets to an entity in which the Company’s shareholders hold at least 50% of the voting securities, rather than 75%, as originally provided in the employment agreements.

The Company also has entered into an employment agreement with Ms. Hall, pursuant to which she will receive severance benefits if her employment is terminated by the Company other than for cause or disability or by Ms. Hall for good reason. In addition, FARO Europe GmbH & Co. KG, a subsidiary of the Company, is party to an employment agreement with Mr. Drews, which agreement is for an indefinite term and may be terminated upon 12 months’ notice in 2013 and 2014, and upon 6 months’ notice thereafter.

Change-in-Control Severance Policy. During 2013, Messrs. Arezone and Drew and Ms. Hall were covered by the Company’s Change-in-Control Severance Policy, which entitles certain employees to severance benefits in the event their employment with the Company is terminated without cause or for good reason within twelve months following a change in control. The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs.

For more information on Messrs. Freeland’s, Bair’s and Drew’s and Ms. Hall’s employment agreements and the Change-in-Control Severance Policy, see “Potential Payments Upon Termination or Change in Control” beginning on page 54 of this Proxy Statement.

Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting outstanding equity awards, and (ii) severance benefits under the Change-in-Control Severance Policy. The existing change-in-control features of Messrs. Freeland’s and Bair’s employment agreements will not be offered to any such newly-hired executives. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction. In addition, the Compensation Committee determined that it will no longer provide tax reimbursements or gross-ups to newly-hired executive officers. Accordingly, in early 2010, the Compensation Committee adopted an amendment to the Change-in-Control Severance Policy removing the excise tax gross-up for future participants not covered by such policy as of the date of the amendment.

Executive Benefits and Perquisites

The Company provides limited perquisites and personal benefits to its named executive officers. The Company does not provide pension arrangements, post-retirement health coverage, or similar benefits for its executives.

The named executive officers participate in the Company’s Vice President and Above Life Insurance Plan and Executive Long-Term and Short-term Disability Plans. Under the Life Insurance Plan, the Company pays all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers will also have a benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:

•	35% reduction after the age of 65;

•	an additional 25% of the original amount at the age of 70;

•	an additional 15% of the original amount at the age of 75; and

•	termination of the benefits after the age of 75.

The Company’s Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).

The named executive officers also participate in various health and welfare programs generally available to all employees. Historically, all employees, including named executive officers, who participated in the Company’s 401(k) plan were eligible to receive a 100% match on the first 1% and 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the IRS.

Corporate Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company’s CEO and the three other most highly compensated executive officers, other than the CFO. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives.

Stock Ownership Guidelines

In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of the shareholders. Under these guidelines, as updated by the Compensation Committee in 2010, the CEO is required to own stock having a value equal to six times his annual base salary and the other named executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of equity awards granted by the Company, the values of which are calculated based on the grant date value of the equity awards, and/or shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of the Company’s common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under the Company’s equity incentive plans. The Compensation Committee periodically reviews the status of each executive’s equity holdings relative to the Company’s stock ownership guidelines. The Company’s executive officers are in compliance with the policy.

Compensation Clawback Policy

In April 2011, the Compensation Committee adopted a clawback policy with respect to the performance-based compensation awarded to the Company’s executive officers. The clawback policy requires that, in the event of a restatement of the Company’s financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.

Pursuant to the Dodd-Frank Act, all public companies will be required to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements, and the recovery of impacted compensation will not be contingent on any person’s misconduct. The SEC has not yet issued the regulations that will describe the specific requirements for the policy required under the Dodd-Frank Act. We will revise our clawback policy in accordance with the new requirements after final regulations are released.

Insider Trading Policy

In February 2013, the Governance and Nominating Committee amended the Company’s Insider Trading Policy to prohibit hedging and limit any pledging by the Company’s directors and executive officers.

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2014 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee:

Lynn Brubaker

Stephen Cole (Chair)

John Caldwell

John Donofrio

Marvin Sambur

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by the Company’s named executive officers for the years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay W. Freeland	2013	447,059			142,628	47,250	8,307	645,244
President and Chief Executive Officer	2012	431,873			436,842	45,644	10,585	924,944
	2011	416,154			548,096	189,000	8,437	1,161,687

Keith S. Bair(5)	2013	255,422		11,557	34,922	27,766	8,483	338,150
Former Senior Vice President and Chief Financial Officer	2012	246,785		41,902	125,760	23,846	8,851	447,144
	2011	235,192		129,814	120,147	86,400	8,001	579,554

Kathleen Hall	2013	143,750		—	325,000	18,200	1,987	488,937
Senior Vice President, Managing Director, Americas

Joseph Arezone	2013	150,000		7,350	22,164	—	361,627	541,141
Senior Vice President, Managing Director, Asia Pacific	2012	150,000		23,488	70,464	—	415,034	658,986
	2011	150,000		25,022	75,087	—	390,849	640,958

Ralf Drews	2013	307,557		—	228,984	35,578	73,396	645,515
Senior Vice President, Managing Director, Europe

(1)	Salary adjustments, if any, are applied each year in February. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis. Mr. Drews was paid in Euros; the amount reflected in this column represents the approximate dollar value of the salary he earned in 2013, converted to US Dollars using the Euro to dollar exchange rate of 1 to 1.328 (which reflects the average exchange rate during 2013).

(2)	Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2013, included in our Form 10-K filed with the SEC on February 26, 2014. The grant date fair value of the restricted stock units was determined by reference to the quoted market price of the underlying shares on the grant date.

(3)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive awards, as described in the Compensation Discussion and Analysis.

(4)	Includes for 2013:

	Short-Term Disability Premiums($)	Long-Term Disability Premiums($)	Life Insurance Premiums($)	401(k) Match($)	Commissions, Housing and Other Allowances($)		Total($)
Mr. Freeland	480	600	1,155	6,072	—		8,307
Mr. Bair	480	542	1,148	6,313	—		8,483
Ms. Hall	200	247	648	892			1,987
Mr. Arezone	480	275	648	4,735	355,489	(a)	361,627
Mr. Drews	—	—	—	—	73,396	(b)	73,396

(a)	Includes the following costs incurred by the Company: $62,781 for housing and utilities, $33,589 related to the use of a company car and $7,678 in Company contributions to the pension plan required by local law, in each case as part of Mr. Arezone’s expatriate package as Managing Director of the Asia Pacific Region, which requires him to reside in Singapore. Also includes $251,441 in commissions earned based on total sales in the Asia Pacific Region.

(b)	Includes the following costs incurred by the Company: $43,039 related to Mr. Drews’s relocation within Germany, $16, 413 related to the use of a company car and $13,944 in Company contributions to the pension plan required by local law, in each case as part of Mr. Drews’ expatriate package as Managing Director of Europe, which requires him to reside in Germany.

(5)	Mr. Bair separated from the Company effective April 4, 2014.

2013 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2013:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Freeland		—	225,000	—
	3/1/2013					9,749	44.28	142,628
Mr. Bair		—	102,838	—
	3/1/2013				261			11,557
	3/1/2013					2,387	44.28	34,922
Ms. Hall		—	65,000	—
	7/15/2013					26,252	38.57	325,000
Mr. Arezone		—	—	—
	3/1/2013				166			7,350
	3/1/2013					1,515	44.28	22,164
Mr. Drews		—	124,834	—
	1/7/2013					15,556	36.61	228,984

(1)	Reflects potential target payout opportunities under the Company’s short-term incentive award program. The short-term incentive award program does not provide threshold or maximum opportunities. Additional information about the Company’s short-term incentive award program is included in the Compensation Discussion and Analysis.

(2)	Reflects service-based restricted stock units granted under the 2009 Equity Plan, as described in the Compensation Discussion and Analysis.

(3)	Reflects stock options granted under the 2009 Equity Plan, as described in the Compensation Discussion and Analysis.

(4)	Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2013, included in our Form 10-K filed with the SEC on February 26, 2014. The grant date fair value of the restricted stock units was determined by reference to the quoted market price of the underlying shares on the grant date.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Freeland	40,000	—		31.06	3/12/2015
	60,000	—		13.04	3/4/2016
	38,739	—		24.30	3/1/2017
	25,786	12,894	(2)	35.90	2/25/2018
	6,451	12,904	(3)	57.01	3/1/2019
	—	9,749	(4)	44.28	3/1/2020

Mr. Bair	—
	—	2,827	(2)	35.90	2/25/2018
	1,857	3,715	(3)	57.01	3/1/2019
	—	2,387	(4)	44.28	3/1/2020
						1,206	(7)	70,310
						490	(8)	28,567
						261	(9)	15,216

Ms . Hall	—	26,252	(5)	38.57	7/15/2020

Mr. Arezone	—	1,767	(2)	35.90	2/25/2018
	1,040	2,082	(3)	57.01	3/1/2019
	—	1,515	(4)	44.28	3/1/2020
						233	(7)	13,584
						275	(8)	16,033
						166	(9)	9,678

Mr. Drews	—	15,556	(6)	36.61	1/7/2020

(1)	Based on the closing price of the Company’s stock of $58.30 on December 31, 2013, the last trading day of the most recently completed fiscal year, as reported on the NASDAQ Global Exchange.

(2)	The stock options vest in three equal annual installments beginning February 25, 2012.

(3)	The stock options vest in three equal annual installments beginning March 1, 2013.

(4)	The stock options vest in three equal annual installments beginning March 1, 2014.

(5)	The stock options vest in three equal annual installments beginning July 15, 2014.

(6)	The stock options vest in three equal annual installments beginning January 7, 2014.

(7)	The RSUs will vest on February 25, 2014, provided that the executive is employed by the Company on the vesting date.

(8)	The RSUs will vest in equal installments on each of March 1, 2014 and March 1, 2015, provided that the executive is employed by the Company on the vesting date.

(9)	One-third of the RSUs will vest on each of March 1, 2014, March 1, 2015 and March 1, 2016, provided that the executive is employed by the Company on the vesting date.

Option Exercises and Stock Vested in Fiscal Year 2013

This table summarizes amounts received upon vesting of RSUs for the named executive officers during the year ended December 31, 3013, and the value realized upon exercise of stock options by each named executive officer during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Mr. Freeland	50,000	1,038,342	—	—
Mr. Bair	8,346	163,508	1,793	68,272
Mr. Arezone	3,706	51,992	616	27,276
Ms. Hall	—	—	—	—
Mr. Drews	—	—	—	—

(1)	Value realized represents the number of shares underlying the exercised option multiplied by the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(2)	Reflects RSUs granted in 2010, 2011 and 2012 that vested in 2013. Value realized represents the quoted market value of the underlying shares on the 2013 vesting dates multiplied by the number of shares vested. Upon the vesting of the RSUs, 586 and 201 shares were withheld from Messrs. Bair’s and Arezone’s vested RSUs for taxes, respectively.

Potential Payments Upon Termination or Change in Control

Employment Agreements with Messrs. Freeland and Bair. The Company entered into amended and restated employment agreements with each of Messrs. Freeland and Bair on November 7, 2008. Pursuant to each of these employment agreements, in the event that the executive’s employment with the Company is terminated by the Company without “Cause” or by him for “Good Reason,” the executive shall receive:

•	a lump sum payment of all earned but unpaid compensation through the date of such termination;

•

severance in an amount equal to his base salary plus the average of the annual cash bonus earned by him during the last three completed fiscal years of the Company, payable in installments for one year following such termination in accordance with the Company’s standard payroll practices;

•	accelerated vesting of all of his equity awards; and

•	continued coverage under the Company’s “employee welfare benefit plans” for up to twelve months following such termination.

As defined in these employment agreements, “Cause” means (i) an act of fraud or embezzlement against the Company or acceptance of a bribe or kickback, (ii) the conviction or a plea of no contest of a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (iii) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or disability), or (iv) willful engagement in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” means (i) a material breach by the Company of its obligations under the employment agreement, which breach is not cured within ten days after written notice, (ii) a reduction in the executive’s base annual salary, (iii) a material reduction in benefits (except consistent with a general reduction of such benefits to executives of the Company as a whole), (iv) an ongoing material and substantial diminution in the executive’s duties not consistent with that of an executive with his position and duties, or (v) relocation of the executive’s principal office to a location more than 25 miles from the Company’s headquarters.

The employment agreements also provide that, upon a change in control of the Company, the executive will be entitled to:

•	accelerated vesting of his outstanding unvested equity awards; and

•

a lump sum payment equal to (i) in the case of Mr. Freeland, 2.99 times his base salary, and (ii) in the case of Mr. Bair, one times his base salary, plus the average of the annual cash bonuses that he earned during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus for the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus earned by him during the last three completed fiscal years of the Company.

Under the terms of the employment agreements, if the surviving entity in a change-in-control transaction requests Mr. Freeland and/or Mr. Bair to remain employed by the surviving entity on substantially the same terms, the change-in-control payment will be made on the first anniversary of such change in control, provided that he remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period).

Employment Agreement with Mr. Drews. On October 11, 2012, FARO Europe GmbH & Co. KG, a subsidiary of the Company, entered into an employment agreement with Mr. Drews. The agreement is for an indefinite term and may be terminated upon 12 months’ notice in 2013 and 2014, and upon 6 months’ notice thereafter (or immediately in the case of a for cause termination). Mr. Drews is subject to non-competition restrictions during the term of the agreement and confidentiality obligations which survive the employment relationship.

Employment Agreement with Ms. Hall. On July 15, 2013, the Company entered into an employment agreement with Ms. Hall. Pursuant to the agreement, in the event Ms. Hall’s employment is terminated by the Company other than for Cause or disability or by Ms. Hall for Good Reason, she will be entitled to receive severance equal to her annual base salary, payable in approximately equal installments over a 12-month period (provided that she has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and her outstanding and unvested stock options and restricted stock units will become fully vested as of the date of termination.

As defined in the agreement, “Cause” means (i) failure to perform substantially her duties with the Company, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contondere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company, or (vii) accepting a bribe or kickback. “Good Reason” means, without the executive’s consent, the Company’s relocation of her principal office more than 50 miles from her current office location in Kennett Square, PA.

Change-in-Control Severance Policy. As of December 31, 2013, Messrs. Arezone and Drews and Ms. Hall were covered by the Change-in-Control Severance Policy adopted by the Company on November 7, 2008. Pursuant to the terms of this policy, if, within twelve months following the occurrence of a change in control, the executive’s employment with the Company is terminated without Cause or the executive resigns for Good Reason, the executive is entitled to receive:

•

a lump sum cash payment equal to the sum of (i) his or her highest annual rate of base salary during the twelve month period immediately prior to his date of termination, plus (ii) the average of the annual cash bonus earned him or her during the last three completed fiscal years of the Company;

•

if the executive has not received an annual cash bonus for the fiscal year in which his or her employment is terminated, a cash payment equal to a prorated portion of the average annual cash bonus earned by him or her during the last three completed fiscal years of the Company; and

•	continuation of group medical and life insurance coverage for the executive (and his or her eligible dependents) for 12 months following the date of termination.

As defined in the Policy, “Cause” means (i) the failure to perform substantially a participant’s duties (excluding any such failure resulting from the participant’s disability), (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company, (iv) obstruction of, or failure to materially cooperate with, an “investigation” (as defined in the Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company, or (viii) accepting a bribe or kickback. “Good Reason” means (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under the Company’s applicable incentive plan, as in effect from immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the Policy.

Payments in Connection with a Termination of Employment. The table below presents estimates of the amounts of compensation that would have been payable to the named executive officers upon their termination of employment without Cause or resignation for Good Reason, or upon their death or disability, as of the end of December 31, 2013. The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.

	Termination of Employment without Cause or for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause or for Good Reason (not in connection with a Change in Control)($)		Death($)		Disability($)
Mr. Freeland
Cash Payment(s)	1,889,465	(1)	543,965	(2)	750,000	(5)	142,000	(6)
Equity Acceleration(3)	442,151		442,151		442,151		442,151
Health Benefits(4)	23,732		23,732		—		—
Total	2,355,348		1,009,848		1,192,151		584,151
Mr. Bair
Cash Payment(s)	652,200	(1)	303,098	(2)(10)	750,000	(5)	129,128	(6)
Equity Acceleration(3)	215,676		215,676		215,676		215,676
Health Benefits(4)	23,373		23,373	(10)	—		—
Total	891,249		542,147		965,676		344,804
Ms. Hall
Cash Payment(s)	325,000	(7)	325,000	(2)	750,000	(5)	149,500	(6)
Equity Acceleration(8)	517,952		517,952		517,952		517,952
Health Benefits(4)	6,438		—		—		—
Total	849,390		842,952		1,267,952		667,452
Mr. Arezone
Cash Payment(s)	150,000	(7)	—		450,000	(5)	97,000	(6)
Equity Acceleration(8)	89,584		—		89,584		89,584
Health Benefits(4)	7,667		—		—		—
Total	247,251		—		539,584		186,584
Mr. Drews
Cash Payment(s)	312,085	(7)	312,085	(9)	—		—
Equity Acceleration(8)	337,410		112,463	(9)	337,410		337,410
Health Benefits(4)	—		—	(9)	—		—
Total	649,495		424,548		337,410		337,410

(1)	Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company, payable in installments over 12 months, plus (ii) a lump sum payment equal to (a) in the case of Mr. Freeland, 2.99 times his base salary, and (b) in the case of Mr. Bair, one times his base salary, plus the average of the annual cash bonuses that he earned during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus for the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus earned by him during the last three completed fiscal years of the Company.

(2)	Reflects, for Messrs. Freeland and Bair, an amount equal to the executive’s base salary plus the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company, payable in installments over 12 months. Reflects for Ms. Hall, an amount equal to her base salary, payable in installments over 12 months.

(3)	All equity awards granted to Messrs. Freeland and Bair become fully vested and exercisable in the event of their termination of employment or upon the occurrence of a change in control. Amounts reflect the value of unvested stock options and restricted stock units based on the closing price of the Company’s common stock on December 31, 2013, the last trading day of fiscal year 2013 ($58.30).

(4)	Reflects the value of continued coverage to the executive under the Company’s employee welfare benefit plans for 12 months based on 2013 rates for the applicable time period.

(5)	Reflects a payment equal to 3x annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.

(6)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.

(7)	Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, the average of the annual cash bonus earned by the executive during the last three completed fiscal years of the Company.

(8)	All equity awards granted to Messrs. Arezone and Drews and Ms. Hall become fully vested and exercisable in the event of a change in control pursuant to their equity award agreements. In addition, Ms. Hall’s outstanding and unvested stock options and restricted stock units will become fully vested as of the date of termination. Amounts reflect the value of unvested stock options and restricted stock units based on the closing price of the Company’s common stock on December 31, 2013, the last trading day of fiscal year 2012 ($58.30).

(9)	Assumes that the Company gave Mr. Drews notice of termination on December 31, 2013. Mr. Drews would be entitled to receive his salary and benefits during the 12-month notice period, and any equity awards scheduled to vest during such notice period would vest.

(10)	As noted earlier in this Proxy Statement, Mr. Bair separated from the Company effective April 4, 2014. These amounts reflect the actual cash payments and health benefits to be received by Mr. Bair in connection with his separation from the Company. Mr. Bair’s unvested stock options and restricted stock units vested on March 10, 2014, and the value of such awards is determined as of that date.

Payments in Connection with a Change in Control. The table below presents estimates of the amounts of compensation payable to the named executive officers upon the occurrence of a change in control at the end of December 31, 2013, regardless of whether they incurred a subsequent termination of employment.

Mr. Freeland
Cash(1)(2)	1,345,500
Equity Acceleration(4)	442,151
Total	$1,787,651
Mr. Bair(5)
Cash(2)(3)	349,102
Equity Acceleration(4)	215,676
Total	$564,778
Ms. Hall
Cash
Equity Acceleration(4)	517,952
Total	$517,952
Mr. Arezone
Cash	—
Equity Acceleration(4)	89,584
Total	$89,584
Mr. Drews
Cash
Equity Acceleration(4)	112,463
Total	$112,463

(1)	Reflects a cash payment equal to 2.99 times his base salary, payable in a lump sum.

(2)	Under the terms of the employment agreements, if the surviving entity in a change-in-control transaction requests that Mr. Freeland or Mr. Bair remain employed by the surviving entity on substantially the same terms, his change-in-control payment will be made on the first anniversary of such change in control, provided that he remains employed by the surviving entity during that year (or, if the surviving company requests continuing employment of less than a year, the payment will be made at the end of such period).

(3)	Reflects a cash payment equal to one times Mr. Bair’s base salary, plus the average of the annual cash bonuses that he earned during the last three completed fiscal years of the Company, plus, if he has not received an annual cash bonus for the fiscal year in which the change in control occurs, a cash payment equal to a prorated portion of the average annual cash bonus earned by him during the last three completed fiscal years of the Company, payable in a lump sum.

(4)	All equity awards become fully vested and exercisable in the event of a change in control. Amounts reflect the value of unvested stock options and restricted stock units based on the closing price of the Company’s common stock on December 31, 2013, the last trading day of fiscal year 2013 ($58.30).

(5)	As noted earlier in this Proxy Statement, Mr. Bair separated from the Company effective April 4, 2014, and, accordingly, he is no longer entitled to the benefits reflected in this table.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of the Company’s compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 regarding equity compensation plans under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans not approved by security holders(1)	830,820	(2)	39.56	(3)	825,464	(4)
Equity compensation plans not approved by security holders(5)	—		—		—

Total	830,820		39.56		825,464

(1)	Consists of the 1993 Stock Option Plan, the 1997 Employee Stock Option Plan, the 2004 Equity Plan, the 1997 Non-employee Director Stock Option Plan, and the 2009 Equity Plan.

(2)	The Company had 814,291 options outstanding as of December 31, 2013, all of which are included in column (a). The Company also had 16,559 restricted stock units outstanding as of December 31, 2013, which are included in column (a), and 14,919 shares of restricted stock, which are not included in column (a).

(3)	Calculation of weighted average exercise price of outstanding awards includes stock options but does not include restricted stock units that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 4.5 years.

(4)	Of such shares, all are available for issuance pursuant to grants of full-value awards. The Company is also authorized under the 2009 Equity Plan to grant any shares underlying awards outstanding under the 2004 Equity Plan as of the effective date of the 2009 Equity Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

(5)	The Company does not maintain any equity compensation plans that have not been approved by the Company’s shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 3, 2014 (except as noted in the footnotes below) by each of the Company’s directors and named executive officers, all of the Company’s directors and executive officers as a group, and each person known to the Company to own beneficially more than 5% of the Company’s common stock. The percentage of beneficial ownership is based on 17,233,558 shares of common stock outstanding as of April 3, 2014.

To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares	Percent
Jay W. Freeland(1)	198,611	1.14%
Simon Raab, Ph.D.(2)	168,087	*
Stephen R. Cole(3)	17,117	*
John Donofrio(4)	16,510	*
Marvin R. Sambur, Ph.D.(5)	15,324	*
John E. Caldwell(6)	10,362	*
Keith S. Bair(7)	6,885	*
Ralf Drews(8)	5,188	*
Lynn Brubaker(9)	3,643	*
Joseph Arezone(10)	2,081	*
Kathleen J. Hall(11)	—	—
All directors and executive officers as a group (12 persons)(12)	436,923	2.51%
BlackRock, Inc.(13)	1,542,118	8.95%
PRIMECAP Management Company(14)	1,535,040	8.91%
The Vanguard Group, Inc.(15)	1,117,000	6.48%
T. Rowe Price Associates, Inc.(16)	1,110,460	6.44%
Lord, Abbett & Co. LLC(17)	989,731	5.74%
Barrow, Hanley, Mewhinney & Strauss, LLC(18)	894,876	5.19%

*	Represents less than one percent of the Company’s outstanding common stock.

(1)	Includes options to purchase (i) 40,000 shares at $31.06 per share, (ii) 60,000 shares at $13.04 per share, (iii) 38,739 shares at $24.30 per share, (iv) 38,680 shares at $35.90 per share, (v) 12,903 shares at $57.01 per share, and (vi) 3,249 shares at $44.28 per share that are exercisable currently. Does not include options to purchase (i) 6,452 shares at $57.01 per share, (ii) 6,500 shares at $44.28 per share, or (iii) 8,825 shares at $57.54 per share that are not exercisable within 60 days of April 3, 2014.

(2)	Includes 44,315 shares held by Xenon Research, Inc., over which Mr. Raab and his spouse have investment control, and 110,000 shares held by a revocable trust of which Mr. Raab is settlor and trustee. Also includes 3,542 shares of restricted stock.

(3)	Includes 2,657 shares of restricted stock. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children.

(4)	Includes 2,180 shares of restricted stock.

(5)	Includes 2,180 shares of restricted stock.

(6)	Includes 2,180 shares of restricted stock.

(7)	Includes options to purchase 5,572 shares at $57.01 per share that are currently exercisable.

(8)	Includes options to purchase 5,188 shares at $36.61 per share. Does not include options to purchase (i) 10,378 shares at $36.61 per share, or (ii) 2,655 shares at $57.54 per share that are not exercisable within 60 days of April 3, 2014. Does not include 304 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of April 3, 2014.

(9)	Includes 2,180 shares of restricted stock.

(10)	Includes options to purchase 2,081 shares at $57.01 per share that are currently exercisable. Does not include options to purchase (i) 1,041 shares at $57.01 per share, (ii) 1,010 shares at $44.28 per share, or (iii) 1,215 shares at $57.54 per share that are not exercisable within 60 days of April 3, 2014. Does not include 388 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of April 3, 2014.

(11)	Does not include options to purchase (i) 26,252 shares at $38.57 per share, or (ii) 3,552 shares at $57.54 per share that are not exercisable within 60 days of April 3, 2014. Does not include 407 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days of April 3, 2014.

(12)	Includes options to purchase 200,840 shares that are exercisable currently or within 60 days of April 3, 2014. Also includes 14,919 shares of restricted stock.

(13)

The number of shares reported is based on the Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 1,485,094 shares and sole dispositive power with respect to 1,542,118 shares.

(14)	The number of shares reported is based on the Schedule 13G filed with the SEC on February 14, 2014 by PRIMECAP Management Company. The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101. According to the Schedule 13G, PRIMECAP Management Company has sole voting power with respect to 1,260,762 shares and sole dispositive power with respect to 1,535,040 shares.

(15)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 25,018 shares, sole dispositive power with respect to 1,093,682 shares, and shared dispositive power with respect to 23,318 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 23,318 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,700 shares as a result of its serving as investment manager of Australian investment offerings.

(16)	The number of shares reported is based on the Schedule 13G filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. According to the Schedule 13G, T. Rowe Price Associates, Inc. has sole voting power with respect to 153,600 shares and sole dispositive power with respect to 1,110,460 shares.

(17)	The number of shares reported is based on the Schedule 13G filed with the SEC on February 14, 2014 by Lord, Abbett & Co. LLC. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302. The Schedule 13G reports that Lord, Abbett & Co. LLC has sole voting power with respect to 964,686 shares and sole dispositive power with respect to 989,731 shares.

(18)	The number of shares reported is based on the Schedule 13G filed with the SEC on Februrary 12, 2014 by such shareholder. The shareholder’s address is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. According to the Schedule 13G, such shareholder has sole voting power with respect to 466,996 shares, shared voting power with respect to 427,880 shares, and sole dispositive power with respect to 894,876 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any stockholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:

•	The benefits to the Company from the proposed transaction;

•	The impact of the proposed transaction on the independence of the members of the Board of Directors, if applicable;

•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;

•	The terms of the proposed transaction; and

•	The terms available to unrelated third parties or employees generally.

The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.

Other than a transaction involving compensation, including the grant of equity awards, that are approved by our Board of Directors or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the 16(a) forms furnished to us in 2013 and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all of our directors, executive officers and persons who beneficially own more than ten percent of our common stock complied with the Section 16(a) filing requirements during the year ended December 31, 2013, except for the following forms, which were filed late: (i) a Form 3 reporting the initial ownership of securities by Ralf Drews on January 7, 2013; (ii) a Form 4 reporting a grant of stock options to Ralf Drews on January 7, 2013; and (iii) a Form 4 reporting a sale of stock by Joseph Arezone on December 4, 2013.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by SEC rules, multiple shareholders sharing the same address who hold their stock through a bank, broker, or other holder of record may receive a single copy of the Company’s annual report to shareholders and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling the Company at (407) 333-9911 or by sending a written request addressed to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. In addition, any shareholder who wants to receive separate copies of the proxy statement or the annual report to shareholders in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

DEADLINE FOR RECEIPT OF 2015 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES

If a shareholder wants to have a proposal formally considered at the 2015 Annual Meeting of Shareholders and included in the Company’s proxy statement for that meeting pursuant to SEC Rule 14a-8, the Company must receive the proposal in writing on or before December 10, 2014 and the proposal must comply with SEC rules; provided, however, that if the date of the Company’s 2015 Annual Meeting of Shareholders is more than 30 days before or after May 29, 2015 (the anniversary date of the 2014 Annual Meeting of Shareholders), the deadline will be a reasonable time before the Company begins to print and send its proxy materials to shareholders.

In addition, if a shareholder wants to make a proposal for consideration at the 2015 Annual Meeting of Shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in the Company’s bylaws. Under the Company’s bylaws, the Company must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, in the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. Assuming that the 2015 Annual Meeting of Shareholders is held on May 28, 2015, the Company must receive the proposal, which must conform to the notice requirements set forth in the Company’s bylaws, between January 29, 2015 and February 28, 2015.

If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in the Company’s bylaws, as described under the heading “Corporate Governance and Board Matters—Board Meetings and Committees—Governance and Nominating Committee,” beginning on page 15 of this Proxy Statement. Assuming the 2015 Annual Meeting of Shareholders is held on May 28, 2015, the Company must receive the nomination, which must conform to the notice requirements set forth in the Company’s bylaws, between January 29, 2015 and February 28, 2015.

If the Company does not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2015 Annual Meeting of Shareholders.

2013 ANNUAL REPORT

On February 26, 2014, the Company filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2013. Copies of our 2013 Annual Report on Form 10-K may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com and first clicking “Investor Relations” and then “SEC Filings;” or by accessing the SEC’s EDGAR database at www.sec.gov.

By Order of the Board of Directors

April 15, 2014

APPENDIX A

FARO TECHNOLOGIES, INC.

2014 INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the FARO Technologies, Inc. 2014 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of FARO Technologies, Inc. (the “Company”), by linking the personal interests of employees, officers, and directors of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, and directors of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)	“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)	“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)	“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)	“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)	“Board” means the Board of Directors of the Company.

(f)

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) the failure of the Participant to perform substantially his duties with the Company and/or any Affiliate (excluding any such failure resulting from the Participant’s Disability) after a written demand for substantial performance is delivered to the Participant by or on behalf of the Board which identifies the manner in which the Board believes that the Participant has not substantially performed his duties and providing the Participant a minimum of 30 days to cure the identified deficiencies, (ii) the Participant engaging in illegal conduct or gross misconduct that is materially injurious to the

Company or any Affiliate, (iii) the Participant engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any Affiliate, (iv) the Participant obstructing, impeding or failing to materially cooperate with an investigation authorized by the Board (provided that the Participant shall be given written notice and a reasonable opportunity to cure any alleged breach of this clause (iv)), (v) the Participant being convicted of, or pleading nolo contondere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) the Participant is found liable in any SEC or other civil or criminal securities law action, (vii) the Participant commits an act of fraud or embezzlement against the Company or any Affiliate, or (viii) the Participant accepting a bribe or kickback. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(g)	“Change in Control” means and includes the occurrence of any one of the following events:

i.	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body or entity of the Company, its successor or survivor, provided that any person becoming a director subsequent to the Effective Date but prior to any Change in Control, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

ii.	any person is or becomes an owner or Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that the event described in this subsection (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below), (E) pursuant to any acquisition by a Non-Employee Director or an executive officer of the Company or any group of persons including a Non-Employee Director or executive officer of the Company (or any entity controlled by the Non-Employee Director or executive officer or any group of persons including the Non-Employee Director or executive officer), or (F) through a transaction (other than one described in subsection (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this subsection (ii);

iii.

the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of the corporation or other entity resulting from, or succeeding to the interests of the Company in, such Business Combination (or, if applicable, the ultimate parent entity that has the power to elect a majority of the directors of such corporation or other entity) (the “Surviving Corporation”) is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation) is or becomes the owner or Beneficial Owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”; or

iv.	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to occur solely because any person acquires Beneficial Ownership of more than 40% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such person becomes the Beneficial Owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur and (B) with respect to an Award that is considered deferred compensation subject to Code Section 409A, if the definition of Change in Control results in the payment of such Award, then such definition shall be amended to the minimum extent necessary, if at all, so that the definition satisfies the requirements of a change of control under Code Section 409A. For purposes of this Change in Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization, and “board of directors” shall refer to the ultimate governing body of such organization and “director” shall refer to any member of such governing body.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)	“Committee” means the committee of the Board described in Article 4.

(j)	“Company” means FARO Technologies, Inc., a Florida corporation, or any successor corporation.

(k)

“Continuous Service” means the absence of any interruption or termination of service as an employee, officer, or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)	“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(m)	“Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(n)	“Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(o)	“Dividend Equivalent” means a right granted with respect to an Award pursuant to Article 12.

(p)	“Effective Date” has the meaning assigned such term in Section 3.1.

(q)	“Eligible Participant” means an employee, officer, or director of the Company or any Affiliate.

(r)	“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(s)	“Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(t)	“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(u)	“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(v)	“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(w)	“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(x)	“Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.

(y)	“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(z)	“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(aa)	“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(bb)	“Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(cc)	“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(dd)	“Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ee)	“Performance Award” means any award granted under the Plan pursuant to Article 10.

(ff)	“Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(gg)	“Plan” means the FARO Technologies, Inc. 2014 Incentive Plan, as amended from time to time.

(hh)	“Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(ii)	“Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(jj)	“Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(kk)	“Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(ll)	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(mm)	“Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 15), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

(nn)	“Stock” means the $0.001 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(oo)	“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(pp)	“Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(qq)	“1933 Act” means the Securities Act of 1933, as amended from time to time.

(rr)	“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).

3.2. TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the 2024 shareholders’ meeting or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties and shall be given the maximum deference permitted by applicable law. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3. AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to: (a) grant Awards; (b) designate Participants; (c) determine the type or types of Awards to be granted to each Participant; (d) determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate; (e) determine the terms and conditions of any Award granted under the Plan; (f) prescribe the form of each Award Certificate, which need not be identical for each Participant; (g) decide all other matters that must be determined in connection with an Award; (h) establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan; (i) make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; (j) amend the Plan or any Award Certificate as provided herein; and (k) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors hereunder shall (i) be subject to the applicable award limits set forth in Section 5.4 hereof, and (ii) be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by a committee of the Board consisting solely of Independent Directors. The Committee may not make other discretionary grants hereunder to Non-Employee Directors.

4.4. DELEGATION.

(a)	Administrative Duties. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)

Special Committee. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,200,000 Shares plus (i) the number of Shares reserved but unissued as of the Effective Date under the Company’s 2009 Equity Incentive Plan (the “Prior Plan”), and (ii) the number of Shares (not to exceed 891,960) underlying awards outstanding as of the Effective Date under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason; provided that, as of the Effective Date, no further awards shall be made pursuant to the Prior Plan. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,200,000.

5.2. SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (g) of this Section 5.2.

(a)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)	The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(c)	Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(d)	Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e)	To the extent that all or a portion of an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards made under the Plan.

(f)	Substitute Awards made pursuant to Section 14.9 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(g)	Subject to applicable Exchange requirements, shares available under a shareowner-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards made to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

(a)	Options. The maximum number of Options granted under the Plan in any 12-month period to any one Participant shall be for 200,000 Shares.

(b)	SARs. The maximum number of Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be with respect to 200,000 Shares.

(c)	Performance Awards. With respect to any one 12-month period (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $1,000,000, and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be 200,000 Shares. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one 12-month period is the total amount payable or Shares earned for the performance period divided by the number of 12-month periods in the performance period.

(d)	Awards to Non-Employee Directors. The maximum aggregate number of Shares associated with any Award granted under the Plan in any 12-month period to any one Non-Employee Director shall be 200,000 Shares.

5.5. MINIMUM VESTING REQUIREMENTS. Except in the case of substitute Awards granted pursuant to Section 14.9 and to the following sentence, Full-Value Awards, Options and SARs granted under the Plan to an Eligible Participant shall either (i) be subject to a minimum vesting period of three years for employees (which may include graduated vesting within such three-year period) or one year for Non-Employee Directors, or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Committee may permit acceleration of vesting of such Full-Value Awards, Options or SARs in the event of the Participant’s death, Disability, or retirement, or the occurrence of a Change in Control (subject to the requirements of Article 11 in the case of Qualified Performance-Based Awards), and (ii) the Committee may grant Full-Value Awards, Options and SARs covering 10% or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirements.

ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E).

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)	Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.9) shall not be less than the Fair Market Value as of the Grant Date.

(b)	Prohibition on Repricing. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, or otherwise, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Sections 5.5 and 7.1(e), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)	Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

(e)	Exercise Term. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)	No Dividend Equivalents. No Option shall provide for Dividend Equivalents.

7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)	Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of: (i) the Fair Market Value of one Share on the date of exercise; over (ii) the base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)	Prohibition on Repricing. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, or otherwise, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)	Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, subject to Section 5.5, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d)	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)	No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.

(f)	Other Terms. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9

RESTRICTED STOCK AND STOCK UNITS

9.1. GRANT OF RESTRICTED STOCK AND STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2. ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter, subject to Section 5.5. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3 DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof), (iii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant, or (iv) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends with respect to Restricted Stock that is subject to performance-based vesting be paid or distributed until the performance-based vesting provisions of such Restricted Stock lapse.

9.4. FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10

PERFORMANCE AWARDS

10.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the proposed modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

ARTICLE 11

QUALIFIED PERFORMANCE-BASED AWARDS

11.1. OPTIONS AND SARS. The provisions of the Plan are intended to enable Options and SARs granted hereunder to any Covered Employee to qualify for the Section 162(m) Exemption.

11.2. OTHER AWARDS. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	revenue;

•	gross margin;

•	EBITDA;

•	return on equity;

•	return on investment;

•	return on capital employed;

•	return on net assets;

•	return on revenues;

•	operating income;

•	performance value added (as defined by the Committee at the time of selection);

•	pre-tax profits;

•	net income;

•	net income per Share;

•	working capital as a percent of net revenues;

•	net cash provided by operating activities;

•	market price per Share;

•	total shareholder return;

•

key operational measures, which shall be deemed to include new customer origination, customer penetration, customer satisfaction, employee safety, market share, plant utilization, cost containment, and cost structure reduction;

•	cash flow or cash flow per share;

•	net asset value or net asset value per share;

•	production volumes;

•	sales growth;

•	earnings per share;

•	cash from operations;

•	patent filings; and

•	product and technology developments and improvements.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

11.3. PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

11.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA. The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5. CERTIFICATION OF PERFORMANCE GOALS. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a

Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11.6. AWARD LIMITS. Section 5.4 sets forth, with respect to any one 12-month period, (i) the maximum number of time-vesting Options or SARs that may be granted to any one Participant, (ii) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares, and (iii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock.

ARTICLE 12

DIVIDEND EQUIVALENTS

12.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant, or (iii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents with respect to a Performance Award be paid or distributed until the performance-based vesting provisions of the Performance Award lapse.

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

13.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation (but subject to the last sentence of Section 5.5) Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

14.2. FORM OF PAYMENT FOR AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

14.3. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any party. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.4. BENEFICIARIES. Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Company.

14.5. STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.6. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.6 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)

Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or

(B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)	Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.7. ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 14.6 above, and subject to Section 5.5 and Article 11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.7.

14.8. FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

14.9. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2 DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3 GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Without the prior approval of the shareholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.

16.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)	Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)	The original term of an Option or SAR may not be extended without the prior approval of the shareholders of the Company;

(c)	Except as otherwise provided in Article 15, without the prior approval of the shareholders of the Company: (i) the exercise price or base price of an Option or SAR may not be reduced, directly or indirectly, (ii) an Option or SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and

(d)	No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

16.3. COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 17

GENERAL PROVISIONS

17.1. RIGHTS OF PARTICIPANTS.

(a)	No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)	Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)	Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.

(d)	No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.2. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)	General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)

Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or

separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)	Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)	Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(e)	Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)	Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)	Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

17.4. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

17.5. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

17.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

17.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.9. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.10. GOVERNMENT AND OTHER REGULATIONS.

(a)	Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)

Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.11. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Florida.

17.12. SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

17.13. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

The foregoing is hereby acknowledged as being the FARO Technologies, Inc. 2014 Incentive Plan as adopted by the Board on                     , 2014 and by the shareholders on                     , 2014.

FARO TECHNOLOGIES, INC.

By:
Its:

☐	¢

FARO TECHNOLOGIES, INC.

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for 2014 Annual Meeting of Shareholders

to be held on May 29, 2014 at 9:00 a.m. Eastern time

at 250 Technology Park, Lake Mary, Florida 32746

The undersigned hereby appoints Jay Freeland and Jody Gale, or either of them (with full power of substitution in each of them), as proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of FARO Technologies, Inc. held of record by the undersigned on April 3, 2014, at the Annual Meeting of Shareholders to be held on May 29, 2014 (the “Annual Meeting”), or any adjournments or postponements thereof. If you wish to attend the Annual Meeting and vote your shares in person, please see “About the Meeting - Who can attend the Annual Meeting?” and “- How do I vote?” in the Proxy Statement.

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the Annual Meeting and the Proxy Statement.

(Continued and to be signed and dated on the reverse side)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

FARO TECHNOLOGIES, INC.

May 29, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 29, 2014.

The Proxy Statement and a proxy card, along with the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2013 and the Company’s 2013 Annual Report, are available at: www.faro.com/proxyvote.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20330303030000000000 1			052914

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF PROPOSAL 1, PROPOSAL 2, PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. The election of three (3) Directors to serve on the Board of Directors:				2. The ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O Stephen R. Cole O Marvin R. Sambur, Ph.D. O Jay W. Freeland		3. Non-binding resolution to approve the compensation of the Company’s named executive officers 4. The approval of the Company’s 2014 Incentive Plan	☐ ☐	☐ ☐	☐ ☐
☐	FOR ALL EXCEPT (See instructions below)			5. The approval of the material terms of performance goals for purposes of Code Section 162(m)	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted as directed by the undersigned shareholder. If no direction is specified, this proxy will be voted “FOR” the nominees listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, and “FOR” Proposal 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■